The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2009

Filed pursuant to Rule 424(b)(3)

Registration No. 333-152954, 333-152954-01

Preliminary Prospectus Supplement

March         , 2009

(To prospectus dated August 12, 2008)

$300,000,000

Ingersoll-Rand Global Holding Company Limited

% Exchangeable Senior Notes due 2012

Fully and unconditionally guaranteed by

Ingersoll-Rand Company Limited

Ingersoll-Rand Global Holding Company Limited (“IR Global”) is offering $300,000,000 principal amount of its       % Exchangeable Senior Notes due 2012. The notes will bear interest at a rate of       % per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2009. The notes will mature on April 15, 2012.

Holders may exchange their notes at their option prior to the close of business on the business day immediately preceding November 15, 2011 only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2009, if the last reported sale price of the Class A common shares of Ingersoll-Rand Company Limited (the “IR common shares”) for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable exchange price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate on each such day; or (3) upon the occurrence of specified corporate events. On and after November 15, 2011 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange their notes at any time, regardless of the foregoing circumstances. Upon exchange, IR Global will deliver cash up to the aggregate principal amount of the notes to be exchanged, and cash, IR common shares or a combination thereof (at its discretion) in respect of the remainder, if any, of its exchange obligation in excess of the aggregate principal amount of the notes being exchanged.

The exchange rate will initially be              IR common shares per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $             per IR common share). The exchange rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, IR Global will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate transaction in certain circumstances. If the proposed Reorganization described elsewhere in this prospectus supplement is completed, the notes will be exchangeable as provided herein into ordinary shares of Ingersoll-Rand plc (“IR Ireland”). See “About Us—Reorganization.”

If certain fundamental changes occur, as described in this prospectus supplement, holders may require it to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be unsecured, unsubordinated obligations of IR Global and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IR Global. Ingersoll-Rand Company Limited (“IR Limited”) will fully and unconditionally guarantee the notes on a senior unsecured basis.

Concurrently with this offering of notes, IR Global is offering senior notes, which will also be fully and unconditionally guaranteed by IR Limited (the “Senior Notes Offering”). Neither transaction is contingent upon the other. There can be no assurances that the Senior Notes Offering will be consummated.

IR common shares are listed on the New York Stock Exchange under the symbol “IR.” The last reported sale price of IR common shares on the New York Stock Exchange on March 27, 2009 was $14.95 per share.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-17 of this prospectus supplement and page 7 of the accompanying prospectus and the “Risk Factors” section beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Notes	Per Note		Total

Public offering price(1)%			$
Underwriting discount		%	$
Proceeds, before expenses, to IR Global		%	$

(1)	Plus accrued interest, if any, from April , 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $45,000,000 principal amount of notes at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within the 30-day period beginning on the date the notes are issued. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            , and total proceeds to IR Global, before expenses, will be $            .

IR Global expects that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April     , 2009.

Credit Suisse	Goldman, Sachs & Co.	J.P. Morgan

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and those documents incorporated by reference herein and therein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or related guarantee offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we are offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this notes offering. The accompanying prospectus provides more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein, and the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

By notice to the public dated June 1, 2005, the Bermuda Monetary Authority has granted permission for the issue and subsequent transfer to and from non-residents of Bermuda of any equity securities of a Bermuda company, which existing equity securities (as defined in such notice) are listed on an Appointed Stock Exchange (including the New York Stock Exchange (as defined below)). Because the IR common shares are listed on such an exchange, no further permission of the Bermuda Monetary Authority is required to be obtained by IR Global or IR Limited in connection with the issuance of the IR common shares. This prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In accepting this prospectus supplement and the accompanying prospectus for filing, neither the Bermuda Monetary Authority, the Registrar of Companies in Bermuda nor the Minister of Finance of Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in such documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC of which this prospectus supplement and the accompanying prospectus form a part. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Any statement made in this prospectus supplement and the accompanying prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.ingersollrand.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus, and any references to this website or any other website are inactive textual references only. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The IR common shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “IR”. Our SEC filings are also available at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement. Information that is incorporated by reference is considered to be part of this prospectus supplement and you should read the information with the same care that you read this prospectus supplement. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement, and will be considered to be a part of this prospectus supplement from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement, the following documents:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our Proxy Statement on Schedule 14A for our 2009 Annual Meeting, filed with the SEC on March 19, 2009, that are incorporated by reference therein) (the “2008 Form 10-K”);

•

Current Reports on Form 8-K filed with the SEC on January 8, 2009, February 10, 2009, February 19, 2009, March 5, 2009, March 6, 2009 (as amended by the Current Report on Form 8-K/A filed with the SEC on March 9, 2009), March 6, 2009 (as amended by the Current Report on Form 8-K/A filed with the SEC on March 9, 2009) and March 31, 2009;

•	Current Report on Form 8-K/A filed with the SEC on August 11, 2008 (Item 9.01(a) only);

•

Our Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting, filed with the SEC on March 30, 2009 (as such statement may be amended and supplemented from time to time, the “Reorganization Proxy Statement”); and

•	The description of our Class A common shares contained in our registration statement on Form 8-A, filed with the SEC on December 20, 2001.

All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all the securities offered by this prospectus supplement have been issued as described in this prospectus supplement, are deemed incorporated into and part of this prospectus supplement once filed. We are not, however, incorporating, in each case, any documents (or portions thereof) or information that we are deemed to furnish and not file in accordance with SEC rules. Any statement in this prospectus supplement, in the accompanying prospectus, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus supplement or the accompanying prospectus.

You may request by phone or in writing a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated) into this prospectus and we will provide to you these materials free of charge. Please make your request to Barbara A. Santoro, Secretary, c/o Ingersoll-Rand, One Centennial Avenue, Piscataway, New Jersey 08855, telephone (732) 652-6738.

S-iii

ABOUT US

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision. See “Where You Can Find More Information.”

Ingersoll-Rand Company Limited

Ingersoll-Rand Company Limited (“IR Limited”), a Bermuda company, and its consolidated subsidiaries (“we”, “our”, “us”, “Ingersoll Rand” and the “Company”) is a diversified, global company that provides products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. Our business segments consist of Air Conditioning Systems and Services, Climate Control Technologies, Industrial Technologies and Security Technologies, each with strong brands and leading positions within their respective markets. We generate revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Club Car®, Hussmann®, Ingersoll-Rand®, Schlage®, Thermo King® and Trane®.

Our Air Conditioning Systems and Services segment provides heating, ventilation and air conditioning (“HVAC”) systems that enhance the quality and comfort of the air in homes and buildings around the world. It offers customers a broad range of energy-efficient HVAC systems, dehumidifying and air cleaning products, service and parts support, advanced building controls as well as financing solutions under the Trane Inc. (“Trane”) and American Standard Heating and Air Conditioning brands. Our Climate Control Technologies segment provides equipment and services to manage controlled-temperature environments for food and other perishables throughout the world. Encompassing the transport and stationary refrigeration markets, this segment offers customers a broad range of products and solutions such as refrigerated display merchandisers, beverage coolers, auxiliary power units, walk-in storage coolers and freezers and transport temperature control units. Our Industrial Technologies segment provides products, services and solutions that enhance energy efficiency, productivity and operations. It offers our global customers a diverse and innovative range of products including compressed air systems, tools, pumps, fluid handling systems, golf and utility vehicles in addition to environmentally friendly micro turbines. Our Security Technologies segment is a leading global provider of products and services that make environments safe, secure and productive. The segment’s market-leading solutions include electronic and biometric access control systems and software, locks and locksets, door closers, exit devices, steel doors and frames, portable security devices, decorative hardware, cabinet hardware as well as time, attendance and personnel scheduling systems. These products serve a wide range of markets including the commercial construction and residential housing market, healthcare, retail, maritime and transport industries as well as educational and governmental facilities.

Our products are distributed by a number of methods, which we believe are appropriate to the type of product. U.S. sales are made through branch sales offices and through distributors, dealers and large retailers across the country. Non-U.S. sales are made through numerous subsidiary sales and service companies with a supporting chain of distributors throughout the world. No material part of our business is dependent upon a single customer or a small group of customers; therefore, the loss of any one customer would not have a material adverse effect on our operations. We manufacture many of the components included in our products, which requires us to employ a wide variety of raw materials. Principal raw materials, such as steel, copper and aluminum, are purchased from a large number of independent sources around the world. We maintain extensive research and development facilities and spent $131.6 million in 2008 on research and development, including qualifying engineering costs.

On June 5, 2008, we completed our acquisition of 100% of the outstanding common shares of Trane. Trane, previously named American Standard Companies Inc., provides systems and services that enhance the quality and comfort of the air in homes and buildings around the world. Trane’s systems and services have leading positions in commercial, residential, institutional and industrial markets; a reputation for reliability, high quality and product innovation; and a powerful distribution network. The total cost of the acquisition was approximately $9.6 billion, which was funded by a combination of cash on hand, commercial paper and a 364-day senior unsecured bridge loan facility.

Ingersoll-Rand Global Holding Company Limited

Ingersoll-Rand Global Holding Company Limited (“IR Global”), a Bermuda company organized in accordance with the Companies Act 1981 of Bermuda in March 2002, is a holding company and a wholly-owned subsidiary of IR Limited. IR Global is parent to several subsidiaries, including Trane.

Recent Developments

On March 30, 2009, we announced a reduction in our quarterly common stock dividend and provided an update with respect to our first-quarter and full-year 2009 revenues and earnings outlook.

Dividend Reduction

Our board of directors authorized a reduction in our quarterly common stock dividend to $0.07 per share from $0.18 per share, effective with the September 2009 dividend payment. We believe that the reduced payment will enhance liquidity and our ability to pay down debt in the short term and make investments for our future growth.

2009 Financial Outlook

We expect our estimated first-quarter adjusted diluted earnings per share to be at the low end of our previously forecasted range of $(0.15) to breakeven. This earnings estimate excludes non-recurring costs such as those related to the acquisition of Trane and restructuring costs. Our initial forecast for the first quarter of 2009 was based on a significant decline in our key end markets. Like most industrial companies, we have experienced an accelerated decline in business compared with prior expectations. Our revenues will be lower than we previously forecast. However, because of cost reduction and productivity programs we initiated in 2008, first quarter earnings per share are expected to remain in our prior range, although at the low end.

First-quarter revenues are projected to be in the range of $2.9 billion, a decrease of approximately 25% to 27% compared with pro forma 2008 results of $3.9 billion. Our original forecast for the quarter was for pro forma revenues to decrease by 19%, in the $3.1 to $3.2 billion range. Cost management, benefits from restructuring programs and accelerated synergy savings from the acquisition of Trane have helped to offset the loss of operating earnings due to the lower volumes.

For the full year, assuming current business conditions continue and without any improvement in the economy or any positive impact from economic stimulus packages, revenues and earnings would be adversely affected. Revenues would be in the range of $13.6 billion, down approximately 17% from 2008 on a pro forma basis, versus previous guidance of down by 8% to 9%. Earnings per share from continuing operations would be approximately $0.45 below the bottom end of the previous guidance range of $1.85 to $2.25 per share.

Estimates for both the first-quarter and the full-year are preliminary and could change.

We expect to meet our debt reduction targets for 2009 as we continue to focus on generating earnings, aggressively manage working capital, control capital expenditures and reduce dividend payments. We are currently assessing our forecast for the full-year based on updated market expectations and available contingency actions and will present a more comprehensive discussion of our first-quarter results and a full-year forecast in our first quarter earnings release.

Reorganization

As we previously announced on March 5, 2009, our board of directors has approved a reorganization of the Company from Bermuda to Ireland (the “Reorganization”). The first step in this proposed Reorganization is the establishment of IR Limited’s tax residency in Ireland. IR Limited shareholders will then be asked to vote in favor of completing the reorganization at a shareholders meeting. If conditions are satisfied, including approval by IR Limited’s shareholders and the Supreme Court of Bermuda, it is expected that Ingersoll-Rand plc, an Irish incorporated company (“IR Ireland”), will replace IR Limited as the group’s ultimate parent company by means of a court-approved arrangement. As a result of the arrangement, IR Limited will become a wholly-owned subsidiary of IR Ireland. The first step of the proposed Reorganization, establishing tax residency, occurred in March 2009. If conditions are satisfied, including approval by IR Limited shareholders and the Supreme Court of Bermuda, we expect the incorporation in Ireland will take place in mid-2009.

If the proposed Reorganization is completed:

•	the notes will continue to be the direct obligations of IR Global;

•

We intend that IR Ireland and any other person described as an intended guarantor below to the extent such person becomes a guarantor in respect of IR Global’s senior notes offered in connection with the Senior Notes Offering will guarantee the notes as described below;

•

the notes will continue to be exchangeable into cash and IR Ireland’s ordinary shares, if any, as described under “Description of Notes” in this prospectus supplement at the exchange rate in effect at such time.

If the proposed Reorganization is completed, we intend that IR Ireland will issue guarantees in respect of the notes offered hereby, as well as in respect of the     % Senior Notes due              offered concurrently herewith and the previously issued 6.00% Senior Notes due 2013, the 4.75% Senior Notes due 2015, the 6.875% Senior Notes due 2018, the Senior Floating Rate Notes due 2010, the 9.00% Debentures due 2021, the 7.20% Debentures due 2009-2025, the 6.48% Debentures due 2025 and various other medium-term notes.

Concurrently with the completion of the proposed Reorganization, we anticipate that IR Limited will transfer its ownership of IR Global to another wholly-owned indirect subsidiary of IR Limited named Ingersoll-Rand International Holding Limited, a Bermuda company incorporated on February 12, 2009 (“IR International”). We also anticipate that, in order to comply with the terms of the applicable indentures, this transfer will result in IR International assuming the obligations of IR Limited as the issuer under the 4.75% Senior Notes due 2015 and as a guarantor of the notes offered hereby, as well as of the     % Senior Notes due              offered concurrently herewith and the previously issued 6.00% Senior Notes due 2013, 6.875% Senior Notes due 2018, Senior Floating Rate Notes due 2010, 9.00% Debentures due 2021, 7.20% Debentures due 2009-2025, 6.48% Debentures due 2025 and various other medium-term notes. However, we intend that IR Limited, concurrently with IR Ireland as described above, will issue guarantees in respect of each of these debt securities, including the notes offered hereby. Thus, if the proposed Reorganization is completed, IR Global will continue to be the issuer of, and we intend that IR Limited will continue to guarantee, the notes offered hereby. Neither IR Ireland nor IR International intends to issue guarantees in respect of any indebtedness incurred by Trane.

The simplified diagram set forth below depicts our current structure, which will be in place at the time we issue the notes offered hereby, and our anticipated organizational structure immediately following the completion of the proposed Reorganization. The diagram does not depict all of our subsidiaries, including intermediate holding companies through which the subsidiaries depicted may be held.

For additional information about the proposed Reorganization, please refer to the Reorganization Proxy Statement, which is incorporated by reference herein.

Certain risks associated with the proposed Reorganization include, without limitation, the following:

Your rights as a potential shareholder will change as a result of the proposed Reorganization.

Because of differences between Irish law and Bermuda law and differences between the governing documents of IR Ireland and IR Limited, your potential rights as a shareholder will change if the proposed Reorganization is completed. For a description of these differences, see “Comparison of Rights of Shareholders and Powers of the Board of Directors” in the Reorganization Proxy Statement.

The market for the IR Ireland shares may differ from the market for the IR common shares, and IR Ireland’s shares may be removed as a component of the Standard & Poor’s 500 Index and other indices or certain other funds.

We intend to list the IR Ireland shares on the NYSE under the symbol “IR,” the same trading symbol as the IR common shares. The market price, trading volume or volatility of the IR Ireland shares could be different than those of the IR common shares.

Our shares currently are a component of the Standard & Poor’s 500 Index and other indices. While S&P is an independent body over which we have no control, we believe it is likely that S&P would remove our shares as a component of the S&P 500 upon completion of the proposed Reorganization. Our expectation is based on current S&P guidelines and the actions they have taken with other companies that have undergone similar changes in their jurisdiction of incorporation. Based on past S&P practices, we would not expect them to make a determination until after the special court-ordered shareholders’ meeting, as discussed in the Reorganization Proxy Statement. Similar issues could arise with respect to whether our shares will continue to be included as a component in other indices or funds that may impose a variety of qualifications that could be affected by the proposed Reorganization. If our shares are removed as a component of the S&P 500 or other indices, or no longer meet the qualifications of such funds, institutional investors that are required to track the performance of the S&P 500 or such other indices or the funds that impose those qualifications would be required to sell their shares, which we expect could adversely affect the price of our shares. Any such adverse impact on the price of our shares could be magnified by the current heightened volatility in the financial markets.

Legislative and regulatory action could materially and adversely affect us.

Our tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by the U.S. tax authorities or any other tax authority. For example, legislative action may be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties upon which we rely or could broaden the circumstances under which we would be considered a U.S. resident regardless of whether we complete the proposed Reorganization, each of which could materially and adversely affect our effective tax rate and cash tax position. We cannot predict the outcome of any specific legislative proposals. However, if proposals were enacted that had the effect of disregarding the proposed Reorganization or limiting our ability to take advantage of tax treaties between Ireland and other jurisdictions (including the United States), we could be subjected to increased taxation. In addition, any future amendments to the current income tax treaties between Ireland and other jurisdictions (including the United States) could subject us to increased taxation. Also, various U.S. federal and state legislative proposals have been introduced in recent years that deny government contracts to certain U.S. companies that reincorporate or have reincorporated outside the United States. The proposed Reorganization may not eliminate the risk that these contract bans will apply to us.

In addition, there continues to be negative publicity regarding, and criticism of, companies that conduct business in the United States and in other countries but are domiciled in countries like Bermuda. We may become subject to similar criticism in connection with our announcement of the change in our tax residency and our proposed Reorganization.

Our effective tax rate may increase notwithstanding the proposed Reorganization.

While the proposed Reorganization is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate (which include the potential legislative actions described above), and our effective tax rate may increase and any such increase may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

The proposed Reorganization will result in additional direct and indirect costs, even if it is not completed.

Although we do not expect these costs to be material, we will incur additional direct costs as a result of the proposed Reorganization. In addition to IR Ireland being incorporated in Ireland and being governed by Irish law, we will expand our presence in Ireland with additional finance and regulatory professionals. In general, we will hold our board of directors meetings in Ireland. We also expect to incur costs and expenses, including professional fees, to comply with Irish corporate and tax laws and financial reporting requirements. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses and financial printing expenses in connection with the proposed Reorganization, even if the scheme of arrangement is not approved or completed. The proposed Reorganization also may negatively affect us by diverting attention of our management and employees from our operating business during the period of implementation and by increasing other administrative costs and expenses.

We may choose to abandon or delay the proposed Reorganization.

We may abandon or delay the proposed Reorganization at any time prior to the scheme of arrangement becoming effective by action of our board of directors, even after the special court-ordered shareholders’ meeting and the sanction of the Supreme Court of Bermuda. While we currently expect to complete the proposed Reorganization as soon as practicable after obtaining shareholder approval of the scheme of arrangement at the meeting, our board of directors may delay the proposed Reorganization for a significant time or may abandon the proposed Reorganization after the meeting because, among other reasons, of an increase in our estimated cost of the proposed Reorganization or a determination by the board of directors that completing the proposed Reorganization is no longer in our best interests or the best interests of our shareholders or may not result in the benefits we expect. Additionally, we may not be able to obtain the requisite shareholder or court approvals.

If the shareholders of IR Limited do not approve a proposal in the Reorganization Proxy Statement relating to distributable reserves, IR Ireland may not have sufficient distributable reserves to pay dividends (or to repurchase shares) following the proposed Reorganization. In addition, there is no guarantee that Irish High Court approval of the creation of distributable reserves will be forthcoming.

Under Irish law, dividends must be paid (and share repurchases must generally be funded) out of “distributable reserves,” which IR Ireland will not have immediately following the closing of the scheme of arrangement. Please see “Description of Ingersoll-Rand plc Share Capital—Dividends” and “Description of Ingersoll-Rand plc Share Capital—Share Repurchases, Redemptions and Conversions” in the Reorganization Proxy Statement. If the scheme of arrangement is approved, Class A common shareholders of IR Ireland also will be asked at the special court-ordered shareholders’ meeting, as discussed in the Reorganization Proxy Statement, to approve the creation of distributable reserves of IR Ireland (through the reduction of the share premium account of IR Ireland), in order to permit us to continue to pay quarterly dividends (and repurchase shares) after the proposed Reorganization. The approval of the distributable reserves proposal is not a condition to the consummation of the proposed Reorganization. Accordingly, if the Class A common shareholders of IR Limited approve the scheme of arrangement but do not approve the distributable reserves proposal, and the proposed Reorganization is consummated, IR Ireland may not have sufficient distributable reserves to pay dividends (or to repurchase shares) following the proposed Reorganization.

In addition, the creation of distributable reserves requires the approval of the Irish High Court. Although we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court and there is no guarantee that such approval will be forthcoming. Even if the Irish High Court does approve the creation of distributable reserves, it may take substantially longer than we anticipate.

As a result of different shareholder voting requirements in Ireland relative to Bermuda, we will have less flexibility with respect to certain aspects of capital management than we now have.

Under Bermuda law, our directors may issue, without shareholder approval, any common shares authorized in our memorandum of association that are not already issued. Irish law allows shareholders to authorize share capital which then can be issued by a board of directors without shareholder approval. Additionally, subject to specified exceptions, Irish law grants statutory pre-emptive rights to existing shareholders to subscribe for new issuances of shares for cash, but allows shareholders to authorize the waiver of the statutory pre-emptive rights with respect to any particular allotment of shares. These authorizations must be renewed by the shareholders every five years and we cannot guarantee that these authorizations will always be approved, which could limit our ability to issue equity and thereby adversely affect the holders of our debt securities. While we do not believe that the differences between Bermuda law and Irish law relating to our capital management will have an adverse effect on us, situations may arise where the flexibility we now have in Bermuda would have provided benefits to our shareholders.

After the proposed Reorganization, a future transfer of IR Ireland shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired) payable by the buyer. Although in the majority of transactions there will be no stamp duty because both the seller and buyer hold the shares beneficially, this additional risk for the buyer could adversely affect the price of our shares. Although we currently intend to pay (or cause one of our affiliates to pay) stamp duty in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who holds the acquired shares beneficially, IR Ireland’s articles of association as they will be in effect after the proposed Reorganization provide that, in the event of any such payment, IR Ireland (i) may seek reimbursement from the transferor or transferee (at our discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) will have a lien against the IR Ireland shares on which we have paid stamp duty and any dividends paid on such shares. See “Certain Tax Considerations—Irish Tax Considerations—Stamp Duty.”

Dividends received by you may be subject to Irish dividend withholding tax.

In certain circumstances, as an Irish tax resident company, we are required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. In the majority of cases, shareholders resident in the United States will not be subject to Irish withholding tax, and shareholders resident in a number of other countries will not be subject to Irish withholding tax provided that they complete certain Irish dividend withholding tax forms. However, some shareholders may be subject to withholding tax, which could adversely affect the price of our shares. See “Certain Tax Considerations—Irish Tax Considerations —Withholding Tax on Dividends.”

Dividends received by you could be subject to Irish income tax.

Dividends paid in respect of our shares will generally not be subject to Irish income tax where the beneficial owner of these dividends is exempt from dividend withholding tax, unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand.

Our shareholders who receive their dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on the dividends unless the beneficial owner of the dividend has some connection with Ireland other than his or her shareholding in Ingersoll Rand. Please see “Certain Tax Considerations—Irish Tax Considerations—Income Tax on Dividends.”

Senior Notes Offering and Receivables Financing Facility Expansion

Concurrently with this offering of notes, IR Global is offering senior notes which will also be fully and unconditionally guaranteed by IR Limited. The senior notes will be the senior unsecured obligations of IR Global and will rank equally in right of payment with all of the existing and future unsecured and unsubordinated senior indebtedness of IR Global, including the notes offered hereby. The guarantee in respect of the senior notes will be an unsecured obligation of IR Limited and will rank equal in right of payment to all of IR Limited’s existing and future unsecured and unsubordinated indebtedness, including IR Limited’s guarantee in respect of the notes offered hereby. We refer to this concurrent offering of senior notes throughout this prospectus supplement as the “Senior Notes Offering.”

In addition, the Company is concurrently arranging an expansion of its existing 364-day trade receivables financing facility, from which we expect to generate approximately $200 million of additional liquidity. We refer to the expansion of this facility throughout this prospectus supplement as the “Receivables Financing Facility Expansion.” Neither this notes offering, the Senior Notes Offering nor the Receivables Financing Facility Expansion is contingent on any of the others. There can be no assurances that any of the foregoing transactions will be completed.

The foregoing description and other information regarding the Senior Notes Offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any senior notes included in the Senior Notes Offering.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the notes. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

As used in this section:

•	“IR Global”, the “Company”, “we”, “our” and “us” refer to Ingersoll-Rand Global Holding Company Limited, a Bermuda company, and not to any of its subsidiaries;

•	“IR Limited” refers to Ingersoll-Rand Company Limited, a Bermuda company, and not to any of its subsidiaries;

•	“IR Ireland” refers to Ingersoll-Rand plc, an Irish incorporated company to be created in connection with the proposed Reorganization;

•

“Parent” refers to IR Limited, except that after consummation of the proposed Reorganization, “Parent” will refer to IR Ireland (or certain other entities in connection with subsequent changes, recapitalizations or reclassifications of IR common shares as described in this prospectus supplement);

•	“Guarantor” refers to IR Limited and to each other guarantor who guarantees the notes under the indenture; and

•

“IR common shares” refer to the Class A common shares, $1.00 par value per share, of IR Limited, except that after consummation of the proposed Reorganization, “IR common shares” will refer to IR Ireland’s ordinary shares issued to IR Limited’s common shareholders in connection with the proposed Reorganization. See “Description of Authorized Share Capital.”

Issuer	Ingersoll-Rand Global Holding Company Limited, a Bermuda company.

Securities	$300,000,000 principal amount of % Exchangeable Senior Notes due 2012 (plus up to an additional $45,000,000 principal amount to cover over-allotments, if any).

Maturity	April 15, 2012, unless earlier repurchased or exchanged.

Issue Price	% plus accrued interest, if any, from April , 2009.

Interest	% per year. Interest will accrue from April , 2009 and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2009. Interest will be calculated on the basis of a year of twelve 30-day months.

Additional Amounts

All payments made by us or any Guarantor or any successor to us or any Guarantor under or with respect to the notes or the guarantees in respect of interest and principal will be made without tax withholding or deductions, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to each beneficial owner such additional amounts as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts which would have been received by the beneficial owner had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of Notes—Additional Amounts.”

In certain circumstances, we will pay additional amounts in respect of any tax withholding or deductions on payments or deliveries (including IR common shares, if any) made upon exchange of the notes. See “Description of Notes—Additional Amounts.”

Exchange Rights	Holders may exchange their notes prior to the close of business on the business day immediately preceding November 15, 2011, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•       during any fiscal quarter commencing after June 30, 2009, if the last reported sale price of IR common shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable exchange price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Exchange Rights—Exchange upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate on each such day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Exchange rights—Exchange upon specified corporate transactions.”

On and after November 15, 2011 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may exchange their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The exchange rate for the notes is initially                 IR common shares per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $                      per IR common share), subject to adjustment as described in this prospectus supplement.

Upon exchange, we will deliver cash up to the aggregate principal amount of the notes to be exchanged, and cash, IR common shares or a combination thereof (at our discretion) in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal amount of the notes being exchanged. See “Description of notes—Exchange Rights—Payment upon exchange.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the exchange rate for a holder who elects to exchange its notes in connection with such a corporate transaction in certain circumstances as described under “Description of notes—Exchange rights—Adjustment to shares delivered upon exchange upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon exchange of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and IR common shares, if any, together with any cash payment for any fractional shares, into which a note is exchangeable.

If the proposed Reorganization is completed, the notes will be exchangeable as provided herein into ordinary shares of IR Ireland. See “About Us—Reorganization.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, to but excluding, the fundamental change purchase date.

Ranking	The notes will be unsecured, unsubordinated obligations of IR Global and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IR Global. See “Description of Notes—Ranking.” The guarantee will be an unsecured, unsubordinated obligation of IR Limited and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IR Limited. See “Description of Notes—Guarantee.”

Guarantee	IR Limited will fully and unconditionally guarantee the notes on a senior unsecured basis. See “Description of Notes—Guarantee.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and expenses related to this offering.

We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent Senior Notes Offering and the Receivables Financing Facility Expansion, to repay the remaining amount outstanding under our senior unsecured bridge loan facility with any amounts in excess of such repayment to be used for general corporate purposes. Affiliates of certain of the underwriters are lenders under our senior unsecured bridge loan facility. See “Use of Proceeds.”

Senior Notes Offering and Receivables Financing Facility Expansion	Concurrently with this offering, we are offering senior notes, which are also fully and unconditionally guaranteed by IR Limited (the “Senior Notes Offering”). Additionally, concurrently with this offering, the Company is arranging the Receivables Financing Facility Expansion. None of the transactions is contingent upon the others, and there can be no assurance that any of the foregoing transactions will be completed.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Absence of a Market for the Notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

NYSE Symbol for IR Common Shares	IR common shares are listed on the NYSE under the symbol “IR.”

Trustee, Paying Agent and Exchange Agent	Wells Fargo Bank, N.A.

Risk Factors	See “Risk factors” beginning on page S-17 of this prospectus supplement and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

United States Federal Income Tax Consequences	For the United States federal income tax consequences to United States holders (as defined herein) of the holding, disposition and exchange of the notes, and the holding and disposition of IR common shares, see “Certain Tax Considerations—Certain United States Federal Income Tax Considerations.”

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF INGERSOLL RAND

At the close of business on June 5, 2008, we completed our acquisition of Trane for approximately $9.6 billion. The unaudited pro forma combined condensed financial data herein are based upon our historical consolidated financial statements and notes thereto and have been prepared to illustrate the effects of the merger pursuant to which Trane became our wholly-owned subsidiary.

The Unaudited Pro Forma Combined Condensed Income Statement Information set forth below has been presented after giving effect to the merger as if it had occurred on January 1, 2008. Our historical financial information included in the Unaudited Pro Forma Combined Condensed Income Statement for the year ended December 31, 2008 includes the effect of the merger for the period from June 6, 2008 through and including December 31, 2008.

The unaudited pro forma combined condensed financial data herein give effect to our acquisition of all of the outstanding shares of Trane common stock (197.3 million), restricted stock units (0.3 million) and stock options (12.2 million) in exchange for:

•

the issuance of 45.4 million of IR Limited Class A common shares. The value of IR Limited Class A common shares issued in the merger is $44.78 per share, based on the volume weighted average of the closing trading prices on the announcement date and for the two days immediately prior to and the two days immediately subsequent to the announcement date of the Trane acquisition;

•	the payment of approximately $7.2 billion in cash ($36.50 per outstanding share of Trane common stock and restricted stock unit);

•	the payment of $121.9 million in cash in exchange for certain Trane stock options (approximately 4.5 million); and

•	the fair value of 7.7 million Trane stock options converted to IR Limited stock options, estimated to be worth $184.0 million using the Black-Scholes option pricing model.

The unaudited pro forma combined condensed financial data also give effect to the issuance of approximately $4.4 billion in additional debt which was used to fund (a) part of the cash portion of the purchase price and (b) certain of our out-of-pocket transaction costs associated with the merger.

The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, our management has made a preliminary allocation of the total estimated purchase price to the net tangible and intangible assets acquired and liabilities assumed of Trane based on their estimated fair values. Since these unaudited pro forma combined condensed financial data have been prepared based on preliminary estimates of fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented.

The unaudited pro forma combined condensed financial data do not include non-recurring expenses related to the merger. Consequently, we have excluded $132.4 million and $26 million in cost of goods sold and selling and administrative expenses, respectively, related to the fair value adjustments of inventory, in-process research and development and backlog. We have also excluded $18.1 million and $25.6 million in selling and administrative expenses and other, net, respectively, related to the accelerated vesting of stock options and restricted stock units upon the change in control and legal fees, merger advisory fees and other costs directly related to the acquisition of Trane.

The unaudited pro forma combined condensed financial data do not reflect future events that may occur after December 31, 2008, including the expected repayment of the amount outstanding under the senior unsecured bridge loan facility with the net proceeds from the notes offered hereby, the concurrent Senior Notes offering and the Receivables Financing Facility Expansion or the potential realization of operating cost savings, revenue synergies, restructuring or other costs related to the integration of the two companies. The unaudited pro forma combined condensed financial data was prepared in accordance with the regulations of the SEC under Article 11 of Regulation S-X and are not reflective of the actual results that are expected in future periods once the integration of Trane is complete.

The unaudited pro forma combined condensed financial data is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the merger had been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma combined condensed financial data does not purport to indicate results of operations data as of any future date or any future period. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The accompanying unaudited pro forma combined condensed financial data should be read in conjunction with our historical financial statements and the accompanying disclosures for the year ended December 31, 2008 and the historical financial statements and the accompanying disclosures of Trane for the year ended December 31, 2007 and the quarter ended March 30, 2008, incorporated herein by reference to the Current Report on Form 8-K/A filed with the SEC on August 11, 2008 (Item 9.01(a) only).

Ingersoll-Rand Company Limited

Unaudited Pro Forma Combined Condensed Income Statement Information

(in millions)

	For the year ended December 31, 2008		For the period January 1, 2008 – June 5, 2008
	Ingersoll Rand		Trane	Pro Forma Adjustments		Pro Forma as Adjusted
Net revenues	$13,227.4		$3,137.3	$(3.1	)(1)	$16,361.6
Cost of goods sold	(9,748.1)		(2,261.6)	120.7	(1)(2)	(11,889.0)
Selling and administrative expenses	(2,343.1)		(651.5)	(2.1	)(1)(2)(3)	(2,996.7)
Asset impairment	(3,710.0	)(8)	—	—		(3,710.0)

Operating income (loss)	(2,573.8)		224.2	115.5		(2,234.1)
Interest expense	(245.4)		(23.1)	(102.7	)(4)	(371.2)
Other, net	43.2		(40.8)	25.6	(5)	28.0

Earnings (loss) from continuing operations before income taxes	(2,776.0)		160.3	38.4		(2,577.3)
Benefit (provision) for income taxes	208.6		(50.3)	(36.6	)(6)	121.7

Earnings (loss) from continuing operations	$(2,567.4)		$110.0	$1.8		$(2,455.6)

Earnings (loss) from continuing operations per share
Basic	$(8.54)			—		$(7.68)
Diluted	$(8.54)			—		$(7.68)
Weighted average shares
Weighted average basic shares	300.6			19.3	(7)	319.9
Effect of dilutive options	—			—	(7)	—

Weighted average diluted shares	300.6			19.3		319.9

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Data.

INGERSOLL-RAND COMPANY LIMITED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

(1)	Represents the increase in depreciation and amortization expense based on the preliminary allocation of the purchase price to Trane’s property, plant and equipment and certain intangible assets acquired, such as developed technology and customer relationships. The increase in depreciation and amortization expense is allocated to either cost of goods sold or selling and administrative expenses based on the nature of the asset. The adjustment also represents a decrease in revenue based on the preliminary allocation of the purchase price to Trane’s deferred revenue.

We consider the useful lives of developed technology and customer relationships to be approximately 8 years and approximately 18 years, respectively. We consider the useful lives of the components of deferred revenue to be between 1 and 3 years. The determination of the useful lives was based upon various accounting studies, historical acquisition experience, economic factors and the future cash flows of the combined company. In addition, we reviewed software and technological trends and also considered the relative stability of the current Trane customer base.

As indicated above, the allocation of the purchase price to Trane’s property, plant and equipment, identifiable intangible assets and deferred revenue has not been completed and such allocated amounts are based on our preliminary estimate. If such estimates were to increase by 5%, pro forma earnings from continuing operations would decrease by $4.3 million for the year ended December 31, 2008 and the pro forma basic and diluted earnings per share would decrease by $0.01 for the year ended December 31, 2008.

(2)	Represents the reversal of nonrecurring purchase accounting expenses of $132.4 million and $26.0 million in cost of goods sold and selling and administrative expenses, respectively. These purchase accounting expenses relate to the fair value adjustments of inventory, in-process research and development and backlog.

(3)	Represents amounts for the accelerated vesting of Trane stock options and restricted stock units upon the change in control in accordance with plan documents and other change in control payments totaling $18.1 million for the year ended December 31, 2008.

(4)	Represents the increase in interest expense, using a weighted average interest rate of 5.44%, associated with the borrowings under our senior unsecured bridge loan facility and the issuance of commercial paper to fund (a) part of the cash portion of the purchase price and (b) certain of our out-of-pocket transaction costs associated with the Trane acquisition ($56.8 million).

We intend to repay the amount outstanding under the senior unsecured bridge loan facility with the net proceeds from the notes offered hereby, the concurrent Senior Notes Offering and the Receivables Financing Facility Expansion. Previously, we repaid a portion of the senior unsecured bridge loan facility with senior notes offered on August 12, 2008. Actual interest rates for the notes offered hereby and other outstanding borrowings can vary from the 5.44% depicted. The effect of a 0.25% increase in the interest rates would be an increase in interest expense of $11.1 million for the year ended December 31, 2008.

(5)	Represents costs associated with legal fees, merger advisory fees and other costs directly related to the acquisition of Trane totaling $25.6 million for the year ended December 31, 2008.

(6)	For purposes of these pro forma statements, the U.S. federal statutory tax rate of 35.0% has been used for all periods to calculate the tax effect associated with the amortization of certain intangible assets acquired, the additional depreciation of certain property, plant and equipment acquired and the reversal of non-recurring expenses as detailed in Notes 2, 3 and 5. These rates are estimates and do not take into account future tax strategies that may be applied to the consolidated entity. Our December 31, 2008 effective tax rate of 12.4% (excluding the asset impairment) has been used to calculate the tax benefit associated with the interest expense on approximately $4.4 billion of additional debt used to fund (a) part of the cash portion of the purchase price and (b) certain of our out-of-pocket transaction costs associated with the merger.

(7)	The preliminary adjustments to the historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

	For the Year Ended December 31, 2008
	Basic shares	Diluted shares
Elimination of average IR Limited shares issued in the merger (for the period June 6, 2008 through June 30, 2008)	(26.1)	(26.1)
Issuance of IR Limited shares as part of the merger (assumed outstanding for the year ended December 31, 2008)	45.4	45.4
Effect of dilutive options	—	—

	19.3	19.3

As we experienced a net loss from continuing operations in 2008, we have not included the impact of shares issuable under incentive stock plans in the calculation of diluted EPS as the result would have an anti-dilutive effect on earnings per share.

(8)	In the fourth quarter of 2008, we tested goodwill and other indefinite-lived intangible assets for impairment. As a result of decreased global equity valuations, the tightening of industrial and retail end markets and a resulting decline in our 2009 projected financial performance, we incurred a non-cash pre-tax impairment charge of approximately $3.7 billion, approximately $3.4 billion after-tax.

RISK FACTORS

Investment in the notes involves risks. Before acquiring any notes, you should carefully consider the risk factors incorporated by reference to our 2008 Form 10-K, the other information contained or incorporated by reference into this prospectus supplement (including under the caption “About Us—Reorganization”) and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors set forth below. The risks relating to IR common shares described below will also apply to the ordinary shares of IR Ireland upon completion of the proposed Reorganization. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Notes

IR Global’s and IR Limited’s holding company structure and the fact that the notes are effectively subordinated to each company’s secured debt to the extent of the value of the assets securing such debt, and effectively subordinated to all the indebtedness and other liabilities of each company’s subsidiaries, may impact your ability to receive payment on the notes.

Each of IR Global and IR Limited is a holding company, and a significant amount of the assets of each company is held at, and each company’s operations are conducted through, its subsidiaries. As a result, each of IR Global and IR Limited is dependent upon the earnings of its subsidiaries and the distribution to it of earnings, loans or other payments by its subsidiaries for cash flow. Accordingly, IR Global will be dependent upon the earnings of its subsidiaries to service the notes. The subsidiaries of each of IR Global and IR Limited are separate and distinct legal entities and have no obligation to pay any amounts due on the debt of either IR Global or IR Limited or to provide either company with funds for any payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to either IR Global or IR Limited by any respective subsidiary could be subject to statutory or contractual restrictions. Payments to IR Global or IR Limited by any of their respective subsidiaries will also be contingent upon such subsidiary’s earnings and business considerations.

As of December 31, 2008, the total liabilities of the consolidated subsidiaries of IR Limited (including IR Global) were $13.8 billion, including trade payables. As of December 31, 2008, the total liabilities of the consolidated subsidiaries of IR Limited (excluding IR Global) were $10.4 billion, including trade payables.

The notes will effectively be subordinated to all of IR Global’s existing and future secured debt to the extent of the value of the assets securing such debt, and the guarantees will effectively be subordinated to all of IR Limited’s existing and future secured debt to the extent of the value of the assets securing such debt. As of December 31, 2008, neither IR Global nor IR Limited had any secured long-term indebtedness outstanding.

The claims of creditors of any subsidiary of IR Global and IR Limited will be required to be paid prior to the holders of the notes to the extent such creditors have a claim (if any) against those entities and their assets. The right of either IR Global or IR Limited to receive any assets of any respective subsidiary upon the foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding of any such subsidiary, and therefore the right of the holders of the notes to participate in those assets, would be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors. In addition, even if IR Global or IR Limited was a creditor of such subsidiary, their rights as a creditor would be effectively subordinated to any security interest in the subsidiary and any indebtedness of the subsidiary senior to that held by either IR Global or IR Limited. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

If we are unable to consummate this offering or the Senior Notes Offering or to realize the full benefits from the Receivables Financing Facility Expansion, we may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position.

We intend to use the net proceeds of this offering, together with the net proceeds of our concurrent Senior Notes Offering and our Receivables Financing Facility Expansion, to repay the remaining amount outstanding under our senior unsecured bridge loan facility, which is scheduled to mature in June 2009. None of the foregoing transactions are contingent upon the others, and there can be no assurances that such transactions will be completed or that we will realize the full benefits from the Receivables Financing Facility Expansion. If we are unable to complete this offering or the Senior Notes Offering or realize the full benefits from the Receivables Financing Facility Expansion, or if the aggregate net proceeds form such transactions are not sufficient to repay the remaining amount outstanding under our senior unsecured bridge loan facility, we may have to use cash on hand for such repayment or seek alternative sources of financing (including extension of the facility) on terms that may not be favorable to us, any of which may adversely affect our ability to invest in existing and new projects, fund our ongoing business activities, retire or service all outstanding debt or pay dividends.

Recent developments in the exchangeable debt markets may adversely affect the market value of the notes.

The exchangeable debt markets are currently experiencing unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the exchangeable arbitrage strategy that many exchangeable notes investors employ difficult to execute for outstanding exchangeable notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of exchangeable notes investors to effect short sales on the underlying common stock would significantly affect the market value of the notes.

Volatility in the market price and trading volume of IR common shares would adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of IR common shares could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of IR common shares would likely adversely impact the trading price of the notes. The price of IR common shares could also be affected by possible sales of IR common shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving IR common shares. This trading activity would, in turn, affect the trading prices of the notes.

We may not have the ability to raise the funds necessary to settle exchanges of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon exchange or repurchase of the notes.

Holders of the notes will have the right to require IR Global to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.” In addition, upon exchange of the notes, IR Global will be required to make cash payments of up to $1,000 (or, if IR Global elects to specify a cash percentage in respect of the exchange of any notes, possibly more than $1,000) for each $1,000 in principal amount of notes exchanged as described in under “Description of Notes—Exchange Rights—Payment upon exchange.” However, we may not have enough available cash or be able to obtain financing at the time IR Global is required to make repurchases of surrendered notes or settlement of exchanged notes. In addition, IR Global’s ability to repurchase the notes or to pay cash upon exchanges of the notes may be limited by law, by regulatory authority or by the agreements governing our future indebtedness. IR Global’s failure to repurchase surrendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on future exchanges of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon exchanges thereof.

Federal and state laws and Bermuda and Irish law allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

The issuance of the guarantee of the notes by any Guarantor may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of such Guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•

received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measures of insolvency for the purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its existing debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become due; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standard that a court would use to determine whether or not IR Limited, as initial Guarantor, was solvent upon issuance of the guarantee, or regardless of the actual standard applied by the court, that the issuance of the guarantee would not be voided or subordinated to IR Global’s or IR Limited’s other debt.

If the guarantee were legally challenged, it could also be subject to the claim that, since the guarantee was incurred for the benefit of IR Global, and only indirectly for the benefit of IR Limited, the obligations of IR

Limited were incurred for less than fair consideration. A court could therefore void the obligations under the guarantee or subordinate the guarantee to IR Limited’s other debt or take other action detrimental to you. If a court voided the guarantee, you would no longer have a claim against IR Limited for amounts owed in respect of the guarantee. In addition, a court might direct you to repay any amounts already received from IR Limited under the guarantee. If a court were to void the guarantee, funds may not be available from other sources to pay our obligations under the notes.

The issuance of the guarantee of the notes by IR Limited may also be subject to review under Bermuda law if:

•	a liquidator, on behalf of IR Limited, were to apply to the Bermuda courts to void the guarantee on the grounds that the issuance of the guarantee constituted a fraudulent preference;

•

at the time of, or immediately after, the issuance of the guarantee, IR Limited was insolvent; and IR Limited entered into formal insolvency proceedings within six months of the issuance of the guarantee.

In addition, under Bermuda law, a transaction, which could include the issuance of the guarantee, at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor within a period of six years from the date of the transaction. A transaction, which could include the issuance of the guarantee, might be challenged if it involved a gift by the company or if a company received consideration of significantly less than the benefit given by such company.

Following the proposed Reorganization, the issuance of the guarantee of the notes by IR Ireland may be subject to review under Irish law in the following circumstances:

•

IR Ireland having become insolvent, or deemed likely to become insolvent, is made the subject of court protection under the examinership procedure (reserved for companies deemed to have a reasonable prospect of survival), and the court approves a scheme for the compromise of debts of IR Ireland setting aside part or all of the obligations of IR Ireland under the guarantee;

•

IR Ireland, having become the subject of liquidation proceedings within six months of issuing the guarantee, is made the subject of an application by the liquidator, on behalf of IR Ireland, to the Irish courts to void the guarantee on the grounds that the issuance of the guarantee constituted a preference over other creditors at a time when IR Ireland was insolvent;

•	if a liquidator, on behalf of IR Ireland, were to apply to the Irish courts to void the guarantee on the grounds that its effect is deemed to be to effect a fraud against IR Ireland; or

•	if the guarantee is challenged on the grounds that there was no corporate benefit to IR Ireland in entering into the guarantee.

We are incorporated in Bermuda, and a substantial portion of our assets are located outside the United States. As a result, you may not be able to enforce civil liability provisions of the federal or state securities laws of the United States.

We are organized under the laws of Bermuda, and a substantial portion of our assets are located outside the United States. As a result, it may not be possible to enforce court judgments obtained in the United States against us based on the civil liability provisions of U.S. federal or state securities laws in Bermuda or in countries other than the United States where we have assets. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liability provisions of the U.S. federal or state securities laws or would hear actions against us or those persons based on those laws. We have been advised by our legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Some remedies available under the laws of the United States or the states therein, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts because they may be found to be contrary to Bermuda public policy. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in other countries other than the United States.

The conditional exchange feature of the notes may prevent the exchange of the notes prior to November 15, 2011.

The notes are exchangeable prior to the close of business on the scheduled trading day prior to the maturity date at any time on or after November 15, 2011. Prior to November 15, 2011, the notes are exchangeable only under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2009, if the last reported sale price of IR common shares for at lease 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable exchange price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of the Notes—Exchange Rights—Exchange upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate on each such day; or (3) upon the occurrence of specified corporate transactions described under “Description of Notes—Exchange Rights—Exchange upon specified corporate transactions. See “Description of the Notes—Exchange Rights”. If these conditions to exchange are not met, holders of the notes will not be able to exchange their notes prior to November 15, 2011 and, therefore, may not be able to receive the value of the consideration for which the notes would otherwise be exchangeable.

The conditional exchange features of the notes, if satisfied, may adversely affect our financial condition and operating results.

In the event that the exchange conditions of the notes are satisfied, holders of the notes will be entitled to exchange their notes at any time during specified periods at their option. See “Description of notes—Exchange rights.” If one or more holders elect to exchange their notes, IR Global would be required to settle any exchanged principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to exchange their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than a long-term liability, which would result in a material reduction of our net working capital.

Future sales of IR common shares in the public market could lower the market price for IR common shares and adversely impact the trading price of the notes.

In the future, IR Limited may sell additional IR common shares to raise capital. In addition, a substantial number of IR common shares are reserved for issuance upon the exercise of stock options and upon exchange of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for IR common shares. The issuance and sale of substantial amounts of IR common shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of IR common shares and impair IR Limited’s ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to IR common shares, but will be subject to all changes made with respect to them to the extent IR Global’s exchange obligation includes IR common shares.

To the extent IR Global’s exchange obligation includes IR common shares, holders of notes will not be entitled to any rights with respect to IR common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on IR common shares) until the close of business on the last trading day of the observation period related to the exchange of such notes (if any), but holders of notes will be subject to all changes affecting IR common shares. For example, if an amendment is proposed to IR Limited’s memorandum of association or bye-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior the close of business on the last trading day of the observation period related to a holder’s exchange of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting IR common shares.

Upon exchange of the notes, you may receive less valuable consideration than expected because the value of IR common shares may decline after you exercise your exchange right.

Under the notes, an exchanging holder will be exposed to fluctuations in the value of IR common shares during the period from the date such holder surrenders notes for exchange until the date IR Global settles its exchange obligation. Under the notes, the amount of consideration that you will receive upon exchange of your notes is in part determined by reference to the volume weighted average prices of IR common shares for each trading day in a 25 trading-day observation period. As described under “Description of notes—Exchange rights—Payment upon exchange,” this period means, for notes with an exchange date occurring on or after the 30th scheduled trading day preceding the maturity date, the 25 consecutive trading-day period beginning on, and including, the 27th scheduled trading day prior to the maturity date, and in all other instances, the 25 consecutive trading-day period beginning on, and including, the second scheduled trading day immediately following the relevant exchange date.

Accordingly, if the price of IR common shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of IR common shares at the end of such period is below the average of the volume weighted average price of IR common shares during such period, the value of any IR common shares that you will receive will be less than the value used to determine the number of shares you will receive.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or liens or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us or IR Limited except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Exchange rights—Adjustment to shares delivered upon exchange upon a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, IR Global will increase the exchange rate by a number of additional IR common shares for notes exchanged in connection with such make-whole fundamental change. The increase in the exchange rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per IR common share in such transaction, as described below under “Description of notes—Exchange rights—Adjustment to shares delivered upon an exchange upon a make-whole fundamental change.” The adjustment to the exchange rate for notes exchanged in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of IR common shares in the transaction is greater than $           per share or less than $           (in each case, subject to adjustment), no adjustment will be made to the exchange rate. Moreover, in no event will the exchange rate as a result of this adjustment exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the exchange rate as set forth under “Description of notes—Exchange rights—Exchange rate adjustments.”

IR Global’s obligation to increase the exchange rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The exchange rate of the notes may not be adjusted for all dilutive events.

The exchange rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on IR common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Exchange rights—Exchange rate adjustments.” However, the exchange rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of IR common shares for cash, that may adversely affect the trading price of the notes or IR common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the exchange rate.

Some significant restructuring transactions, including the proposed Reorganization, may not constitute a fundamental change, in which case IR Global would not be obligated to offer to repurchase the notes or to increase the exchange rate of the notes.

Upon the occurrence of a fundamental change, you have the right to require IR Global to repurchase your notes and may have the right to exchange your notes with an increased exchange rate. However, the definition of the term “fundamental change” is limited to only certain transactions or events and therefore the fundamental change provisions will not afford protection to holders of notes in the event of other transactions or events that do not constitute a fundamental change but that could nevertheless adversely affect the notes. In particular, the Reorganization will not constitute a fundamental change. Transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring IR Global to repurchase the notes or which would provide you with the right to exchange your notes at an increased exchange rate. In the event of any such transaction, the holders would not have the right to require IR Global to repurchase the notes or to exchange the notes with an increased exchange rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to apply for a listing of the notes on any national securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time in their sole discretion without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes.

The liquidity of the market for the notes will depend on a number of factors, including among other things:

•	the number of holders of the notes;

•	our operating performance and financial condition;

•	the market for similar securities and general market conditions;

•	our prospects and the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

You should consider the United States federal income tax consequences of purchasing, owning and disposing of the notes.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of a taxable dividend distribution to holders of IR common shares or in certain other situations requiring an exchange rate adjustment. An increase in the exchange rate upon certain fundamental changes may be treated as a distribution to United States holders (as defined herein). Certain United States federal income tax consequences of the purchase, ownership and disposition of the notes and the ownership and disposition of shares of IR Limited and IR Ireland received upon an exchange of notes are summarized under “Certain Tax Considerations—Certain United States Federal Income Tax Considerations.” You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

The Ministry of Finance in Bermuda has granted a tax assurance to IR Global under the Exempted Undertakings Tax Protection Act, 1996, which expires in 2016.

IR Global has received an assurance from the Ministry of Finance granting an exemption, until March 28, 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or on any tax in the nature of estate, duty or inheritance tax, provided that such an exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily residents in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to land in Bermuda leased to IR Global. To date, the Ministry of Finance has given no indication that the Ministry would extend the term of the assurance beyond 2016 or would not change the tax treatment afforded to exempted companies either before or after 2016.

Risks related to IR common shares

The price of IR common shares historically has been volatile. This volatility may affect the price at which you could sell your IR common shares, and the sale of substantial amounts of IR common shares could adversely affect the price of IR common shares.

The market price for IR common shares has varied between a high of $46.84 on April 7, 2008 and a low of $11.46 on March 6, 2009 in the twelve month period ended March 26, 2009. This volatility may affect the price at which you could sell IR common shares you receive upon exchange of your notes, and the sale of substantial amounts of IR common shares could adversely affect the price of IR common shares and the trading price of the notes. IR Limited’s share price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” in the 2008 10-K; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of IR common shares could adversely impact its price and the trading price of the notes. As of February 28, 2009, IR Limited had outstanding approximately 319,107,789 million IR common shares. The sale or the availability for sale of a large number of IR common shares in the public market could cause the price of IR common shares to decline.

Because of differences between Irish law and Bermuda law and differences between the governing documents of IR Ireland and IR Limited, your potential rights as a shareholder will change if the proposed Reorganization is completed.

The notes will be exchangeable into the Class A common shares of IR Limited upon satisfaction of certain conditions described under “Description of Notes—Exchange Rights.” If the proposed Reorganization is completed, the notes will become exchangeable into the ordinary shares of IR Ireland. Because of differences between Irish law and Bermuda law and differences between the governing documents of IR Ireland and IR Limited, your potential rights as a shareholder will change if the proposed Reorganization is completed. For a discussion of the risks associated with the Reorganization, see “About Us—Reorganization.”

Provisions in the bye-laws of IR Limited may discourage a change of control.

Certain provisions in the bye-laws of IR Limited may have the effect of discouraging a change of control, which, under certain circumstances, could reduce the market price of IR common shares and the value of the notes. For more information about these provisions, please refer to the “Description of Authorized Share Capital” section of this prospectus supplement and the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five fiscal years ended December 31, 2008.

	Years Ended December 31,
	2008		2007	2006	2005	2004
Ratio of earnings to fixed charges	—	*	6.9	6.4	5.9	4.3

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), equity-linked securities charges, amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

*	For the year ended December 31, 2008, our earnings were not sufficient to cover fixed charges by $2,747.1 million.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $         million (or $         million if the over-allotment option is exercised in full) after deducting estimated underwriting discounts and expenses related to this offering. We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent Senior Notes Offering and the Receivables Financing Facility Expansion, to repay the remaining amount outstanding under our senior unsecured bridge loan facility with any amounts in excess of such repayment to be used for general corporate purposes. None of the foregoing transactions are contingent on any of the others and there can be no assurances that any of the transactions will be completed.

On June 5, 2008, in connection with the acquisition by us of Trane, IR Limited and IR Global entered into a $3.9 billion senior unsecured bridge loan facility with JPMorgan Chase Bank, N.A., as administrative agent and lender, and Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners LP, as lenders. As of March 26, 2009, we had $950.0 million principal amount outstanding under this bridge loan facility. The proceeds of this bridge loan facility were used to pay a portion of the cash portion of the merger consideration and certain fees and expenses in connection with the merger. The bridge loan facility has a term of 364 days and bears interest at a floating rate equal to the applicable LIBOR, as determined by the duration of the related outstanding borrowings under the facility, plus an applicable margin based on our credit rating. As of March 26, 2009, the interest rate under the senior unsecured bridge loan facility was LIBOR plus 0.53%. We are also subject under the bridge loan facility to a per annum facility fee of 0.07% on the commitment amount, calculated and paid quarterly.

CAPITALIZATION

The following table sets forth the capitalization of IR Limited as of December 31, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to this offering (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes) and the concurrent Senior Notes Offering (for which there can be no assurances that it will be completed) and the application of the net proceeds therefrom to repay the remaining amount outstanding under the senior unsecured bridge loan facility, in each case as if they had occurred on December 31, 2008. The following table does not give effect to the Receivables Financing Facility Expansion.

You should read the following table in conjunction with the consolidated financial statements included in IR Limited’s 2008 Form 10-K and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2008 Form 10-K and the Current Report on Form 8-K/A filed with the SEC on August 11, 2008 (Item 9.01(a) only), as well as the sections of this prospectus supplement entitled “Use of Proceeds” and “Unaudited Pro Forma Combined Condensed Financial Data of Ingersoll Rand.”

	As of December 31, 2008
	Actual	As adjusted
	(in millions)
Short-term obligations:
Current maturities of long-term debt and other short-term borrowings(1)	$1,596.4	$
Senior unsecured bridge loan facility(2)	754.0
Long-term obligations:
Long-term obligations	2,773.7
Notes offered hereby	—
Senior Notes offered concurrently	—
Total debt	5,124.1
Total shareholders’ equity	6,661.4

Total capitalization	$11,785.5	$

(1)	Includes approximately $1.0 billion of short-term commercial paper borrowings outstanding as of December 31, 2008, a portion of which were used to fund the acquisition of Trane.

(2)	On June 5, 2008, in connection with the acquisition of Trane, IR Limited and IR Global entered into a $3.9 billion senior unsecured bridge loan facility. As of March 26, 2009, we had $950.0 million principal amount outstanding under the senior unsecured bridge loan facility. The proceeds of the senior unsecured bridge loan facility were used to fund (a) part of the cash portion of the purchase price for Trane and (b) certain of our out-of-pocket transaction costs associated with the acquisition. We intend to use the net proceeds from the notes offered hereby, the concurrent Senior Notes Offering and the Receivables Financing Facility Expansion (for each of which there can be no assurances that they will be completed) to repay the remaining amount outstanding under the senior unsecured bridge loan facility. See “Use of Proceeds.”

DESCRIPTION OF NOTES

The following description of notes supplements, and to the extent inconsistent, replaces, the description of the general terms and provisions of senior debt securities set forth in the accompanying prospectus. The notes are to be issued as a separate series of senior debt securities under an indenture, dated as of August 12, 2008, among IR Global, as issuer, IR Limited, as a guarantor, and Wells Fargo Bank, N.A., as trustee. IR Global will issue the notes pursuant to a supplemental indenture setting forth specific terms applicable to the notes. The statements under this caption relating to the notes and the indenture, including any supplemental indenture (collectively, the “indenture”), are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and the notes, forms of which are available from us. In addition, the following description is qualified in all respects by reference to the actual text of the indenture and the form of the notes. Capitalized terms used herein but not defined have the meanings set forth in the accompanying prospectus or the indenture.

As used in this section:

•	“IR Global”, “Company”, “we”, “our” and “us” refer to Ingersoll-Rand Global Holding Company Limited, a Bermuda company, and not to of any of its subsidiaries;

•	IR Limited refers to Ingersoll-Rand Company Limited, a Bermuda company, and not to any of its subsidiaries;

•	“IR Ireland” refers to Ingersoll-Rand plc, an Irish incorporated company to be created in connection with the proposed Reorganization;

•

“Parent” refers to IR Limited, except that after consummation of the proposed Reorganization, “Parent” will refer to IR Ireland (or any subsequent issuer of reference property as to which the notes relate as described under “Recapitalizations, reclassifications and changes of IR common shares” below);

•	A “Guarantor” refers to IR Limited and to each other guarantor who guarantees the notes as required under the indenture; and

•

“IR common shares” refer to the Class A common shares, $1.00 par value per share, of IR Limited, except that after consummation of the proposed Reorganization, “IR common shares” will refer to IR Ireland’s ordinary shares issued to IR Limited’s common shareholders in the proposed Reorganization or any subsequent common or ordinary shares included in reference property.

In addition, we refer to the series of transactions described in “About Us—Reorganization” in this prospectus supplement and the Reorganization Proxy Statement as the “Reorganization.” For a description of how the proposed Reorganization would affect the notes if consummated see “About Us—Reorganization.”

General

The notes:

•	will be general unsecured, senior obligations of IR Global;

•	will initially be limited to an aggregate principal amount of $300,000,000 million (or $345,000,000 million if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from April , 2009 at an annual rate of % payable on April 15 and October 15 of each year, beginning on October 15, 2009;

•	will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under “Fundamental Change Permits Holders to Require Us to Purchase Notes”), at

a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest to but excluding the fundamental change purchase date;

•	will mature on April 15, 2012 unless earlier repurchased or exchanged;

•	will be issued in denominations of $1,000 and multiples of $1,000;

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form as described under “Book-Entry, Settlement and Clearance” below; and

•	will be fully and unconditionally guaranteed on a senior unsecured basis by IR Limited as described under “Guarantee” below.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be exchanged for cash and IR common shares (or cash in lieu thereof), if any, initially at an exchange rate of          IR common shares per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $             per IR common share). The exchange rate is subject to adjustment if certain events occur. Upon exchange of a note, we will pay cash and IR common shares (subject to our right to pay cash in lieu thereof), if any, based upon a daily exchange value calculated on a proportionate basis for each trading day in the applicable 25 trading-day observation period as described below under “Exchange Rights—Payment upon exchange.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the exchange date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us, any Guarantor or our or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “Exchange Rights—Adjustment to shares delivered upon exchange upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us, any Guarantor that could adversely affect such holders. The notes will not be subject to the covenants described in the accompanying prospectus under “—Limitation on Liens” or “—Limitation on Sale and Leaseback Transactions.”

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

IR Global may request at any time from holders of notes who are “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-9 (or valid substitute form) and from holders of notes who are not “United States persons” within the meaning of Section 7701 (a)(30) of the Code to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or valid substitute form). Any such request must be complied with by such holder or holders within 30 days of the receipt thereof, such request to be made in writing and mailed by first-class mail to the registered address of such holder or holders. Furthermore, if a form previously delivered expires or becomes obsolete, or if there is a change in circumstances requiring a change in the form previously delivered, the holder of the notes that previously delivered such form shall deliver a new, properly completed and duly executed form on or before the date that the previously delivered form expires or becomes obsolete or promptly after the change in circumstances occurs.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from April     , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

References to interest in this prospectus supplement include Additional Amounts (as defined below) and additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Additional Amounts

All payments made by IR Global, a Guarantor or a successor of either of them (each a “Payor”) on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	any jurisdiction from or through which payment on the notes or the guarantee is made, in respect of interest or principal, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)	any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the notes in respect of interest or principal, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the notes or the guarantee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1)

any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or under the guarantee or the receipt of payments in respect thereof;

(2)	any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified (in accordance with the procedures set forth in “—Notices”) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(3)	any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

(4)	any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, on the notes or under the guarantee;

(5)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6)	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7)	any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union.

Such Additional Amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes upon request and will be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

The Indenture will further provide that, if the Payor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments under the notes or the guarantee, as the case may be, which would not have been required to be so deducted or withheld but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such holders or beneficial owners as if references in such provision to “Taxes” included taxes imposed by way of deduction or withholding by any such Additional Taxing Jurisdiction (or any political subdivision thereof or taxing authority therein).

Wherever in the Indenture, the notes, the guarantee or this description of the notes there are mentioned, in any context:

(1)	the payment of principal,

(2)	purchase prices in connection with a purchase of notes,

(3)	interest, or

(4)	any other amount payable on or with respect to the notes or the guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any notes or any other document or instrument referred to therein (other than a transfer of the notes), or the receipt of any payments with respect to the notes or the guarantee, excluding any such taxes, charges’ or similar levies imposed by any jurisdiction other than the jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes, the guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

In addition, if, in connection with a proposed Redomiciliation of us or any Guarantor, we elect or are deemed to have elected for Additional Amounts to apply as set forth under “Consolidation, Merger and Sale of Assets” below, the requirement to pay Additional Amounts as described above, subject to the same conditions and limitations, will apply to all payments made under the notes after the date of such Redomiciliation by us or any such Guarantor, whether or not of principal or interest.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Ranking

The notes will be unsecured, unsubordinated obligations of IR Global and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IR Global. Because the notes will not be secured, they will be effectively subordinated to the existing and future secured indebtedness of IR Global to the extent of the value of the collateral securing that indebtedness. The notes will also be subordinated to the liabilities of the subsidiaries of IR Global and the other subsidiaries of IR Limited.

Guarantee

Payment of the principal of (and premium, if any, on) and interest on the notes, and all other amounts due under the indenture, will be unconditionally guaranteed on an unsecured, unsubordinated basis by IR Limited. The guarantee of the notes will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of IR Limited. The guarantee will be subordinated to the liabilities of the subsidiaries of IR Limited.

The obligations of IR Limited under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

As described under “About Us—Reorganization” in this prospectus supplement, IR Ireland and certain other persons will guarantee the notes following consummation of the proposed Reorganization if consummated.

Exchange Rights

General

Prior to the close of business on the business day immediately preceding November 15, 2011, the notes will be exchangeable only upon satisfaction of one or more of the conditions described under the headings “—Exchange upon satisfaction of sale price condition,” “—Exchange upon satisfaction of trading price condition,” and “—Exchange upon specified corporate transactions.” On or after November 15, 2011, holders may exchange each of their notes at the applicable exchange rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The exchange rate will initially be              IR common shares per $1,000 principal amount of notes (equivalent to an initial exchange price of approximately $             per IR common share ). Upon exchange of a note, we will pay cash and deliver IR common shares (subject to our right to pay cash in lieu thereof), if any, based on a daily exchange value (as defined below) calculated on a proportionate basis for each trading day of the 25 trading-day observation period (as defined below), all as set forth below under “—Payment upon exchange.” The trustee will initially act as the exchange agent.

Upon exchange, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional IR common shares upon exchange of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon exchange”) of IR common shares on the last day of the observation period (as defined under “—Payment upon exchange”). Our delivery to you of cash or a combination of cash and the full number of IR common shares, if applicable, together with any cash payment for any fractional share, into which a note is exchangeable, will be deemed to satisfy in full our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the exchange date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the exchange date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are exchanged after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the exchange. Notes, upon surrender for exchange during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so exchanged; provided that no such payment need be made

•	for exchanges following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of exchange with respect to such note.

If a holder exchanges notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any IR common shares upon the exchange, unless the tax is due because the holder requests any IR common shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for exchange into cash and IR common shares, if any, under the following circumstances:

Exchange upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding November 15, 2011, a holder may surrender all or a portion of its notes for exchange during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2009 if the last reported sale price of IR common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable exchange price on each such trading day.

The “last reported sale price” of IR common shares on any date means the closing sale price per IR common share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which IR common shares are traded.

If IR common shares are not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for IR common shares in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If IR common shares are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for IR common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in IR common shares generally occurs on the New York Stock Exchange or, if IR common shares are not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which IR common shares are then listed or, if IR common shares are not then listed on a United States national or regional securities exchange, in the principal other market on which IR common shares are then traded, and (ii) a last reported sale price for IR common shares is available on such securities exchange or market. If IR common shares (or other security for which a closing sale price must be determined) are not so listed or traded, “trading day” means a “business day.”

Exchange upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding November 15, 2011, a holder of notes may surrender its notes for exchange during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of IR common shares and the applicable exchange rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of IR common shares and applicable exchange rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of IR common shares and the exchange rate for such date, we will so notify the holders.

We will initially be the “bid solicitation agent.” We may, however, appoint another person (including the trustee) as the bid solicitation agent without prior notice to the holders of the notes.

Exchange upon specified corporate transactions

Certain distributions

If Parent elects to:

•

issue to all or substantially all holders of IR common shares certain rights or warrants entitling them to purchase for a period expiring within 45 calendar days after the announcement date of such issuance, IR common shares, at a price per share less than the average of the last reported sale prices of IR common shares for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of IR common shares its assets, debt securities or certain rights to purchase securities of Parent or us, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of IR common shares on the trading day preceding the date of announcement for such distribution, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for exchange at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise exchangeable at such time.

The “ex-dividend date” is the first date upon which IR common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question. Notwithstanding the foregoing, a holder may not exchange its notes under the foregoing exchange provisions if the holder will participate in such issuance or distribution, at the same time and upon the same terms as holders of IR common shares, as if such holder held, for each $1,000 principal amount of notes, a number of IR common shares equal to the exchange rate.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes,” or any consolidation, merger, binding share exchange of Parent, or any sale, transfer or lease of all or substantially all of its assets, in each case pursuant to which IR common shares would be exchanged for cash, securities or other assets (other than the proposed Reorganization), the notes may be surrendered for exchange at any time from or after the date which is 30 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date Parent publicly announces such transaction but in no event less than 30 scheduled trading days prior to the anticipated effective date of such transaction (or if Parent is not a party to such transaction, promptly following the date Parent becomes aware of the consummation of such transaction).

Exchanges on or after November 15, 2011

On or after November 15, 2011, a holder may exchange any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Exchange procedures

If you hold a beneficial interest in a global note, to exchange you must comply with DTC’s procedures for exchanging a beneficial interest in a global note and, if required, pay funds equal to interest, payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to exchange you must

•	complete and manually sign the exchange notice on the back of the note, or a facsimile of the exchange notice;

•	deliver the exchange notice, which is irrevocable, and the note to the exchange agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest, payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the exchange date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for exchange until the holder has withdrawn the notice in accordance with the indenture.

Payment upon exchange

Upon exchange of a note, we will pay cash up to the principal amount of the note and, to the extent that the exchange value (calculated as described below) exceeds the principal amount of the note, cash, IR common shares or a combination thereof (at our discretion) in respect of the excess, all as described below.

Upon exchange, we will deliver to holders in respect of each $1,000 principal amount of notes being exchanged a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.

“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $40 and the daily exchange value; and

•

to the extent the daily exchange value exceeds $40, a number of shares (the “daily share amount”), subject to our right to pay cash in lieu of all or a portion of such shares as described below, equal to, (A) the difference between the daily exchange value and $40, divided by (B) the daily VWAP for such day.

By the close of business on the scheduled trading day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). With respect to any notes that are exchanged on or after November 15, 2011, the cash percentage that we specify for the corresponding observation period will apply to all such exchanges. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the applicable observation period will equal (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP for such trading day. The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle the entire daily share amount for each trading day in such observation period in IR common shares (plus cash in lieu of fractional shares). We may, at our option, revoke any cash percentage notice in respect of any observation period by notifying the trustee; provided that we revoke such notice by the close of business on the scheduled trading day prior to the first scheduled trading day of such observation period.

“Daily exchange value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the applicable exchange rate on such trading day and (2) the daily VWAP of IR common shares on such day.

“Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IR.N <equity> AQR” (or its equivalent successor if such page is not applicable or available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one IR common share on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means

•

if the relevant exchange date occurs prior to the 30th scheduled trading day preceding April 15, 2012, the 25 consecutive trading-day period beginning on and including the second scheduled trading day after such exchange date; and

•

if the relevant exchange date occurs on or after the 30th scheduled trading day preceding April 15, 2012, the 25 consecutive trading days beginning on and including the 27th scheduled trading day immediately preceding April 15, 2012.

For the purposes of determining payment upon exchange only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in IR common shares generally occurs on the

New York Stock Exchange or, if IR common shares are not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which IR common shares are then listed or, if IR common shares are not then listed on a United States national or regional securities exchange, on the principal other market on which IR common shares are then traded. If IR common shares (or other security for which a daily VWAP must be determined) are not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal United States national or regional securities exchange or market on which IR common shares are listed or admitted for trading. If IR common shares are not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon exchange, “market disruption event” means (i) a failure by the principal United States national securities or regional securities exchange or market on which IR common shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for IR common shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in IR common shares or in any options, contracts or future contracts relating to IR common shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

Except as described under “—Adjustment to shares delivered upon exchange upon a make-whole fundamental change,” we will deliver the settlement amount to exchanging holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional common share issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Each exchange will be deemed to have been effected as to any notes on the relevant exchange date; provided, however, that the person in whose name any IR common shares shall be issuable upon such exchange in respect of any trading day during the observation period will become the holder of record of such shares as of the close of business on the last trading day of the observation period related to a holder’s exchange of its notes.

Exchange rate adjustments

The exchange rate will be adjusted as described below, except that we will not make any adjustments to the exchange rate under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) or (4), if holders of the notes participate, at the same time as holders of IR common shares and as a result of holding the notes, in any of the transactions described below without having to exchange their notes as if they held the full number of IR common shares underlying their notes.

(1)	If Parent exclusively issues IR common shares as a dividend or distribution on IR common shares, or if Parent effects a share split or share combination, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x OS1
OS0

where,

CR0

= the exchange rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable

CR1	= the exchange rate in effect immediately after the open of business on such ex-dividend date or effective date

OS0	= the number of IR common shares outstanding immediately prior to the open of business such ex-dividend date or effective date; and

OS1	= the number of IR common shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2)	If Parent issues to all or substantially all holders of IR common shares any rights or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase IR common shares, at a price per share less than the average of the last reported sale prices of IR common shares for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the exchange rate will be adjusted based on the following formula (provided that the exchange rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the exchange rate that would be in effect had the adjustment been made on the basis of delivery of only the number of IR common shares actually delivered):

CR1 = CR0 x OS0 + X
OS0 + Y

where,

CR0	= the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	= the exchange rate in effect immediately after the open of business on such ex-dividend date;

OS0	= the number of IR common shares outstanding immediately prior to the open of business on such ex-dividend date;

X	= the total number of IR common shares issuable pursuant to such rights or warrants; and

Y	= the number of IR common shares equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of IR common shares over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date of the issuance of such rights or warrants.

(3)	If Parent distributes shares of its capital stock, evidences of our indebtedness, other assets or property of it or rights or warrants to acquire its capital stock or other securities, to all or substantially all holders of IR common shares, excluding

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

where,

CR0	= the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	= the exchange rate in effect immediately after the open of business on such ex-dividend date;

SP0

= the average of the last reported sale prices of IR common shares over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	= the fair market value (as determined by Parent’s board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding IR common share on the ex-dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one IR common share is equal to or greater than the average of the last reported sales prices of the IR common shares over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, at the same time and upon the same terms as holders of IR common shares, the amount and kind of securities and assets such holder would have received as if such holder owned a number of IR common shares equal to the exchange rate in effect immediately prior to the ex-dividend date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on IR common shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of Parent, and such dividend or distributed is listed for trading on a securities exchange, which we refer to as a “spin-off,” the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0	= the exchange rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	= the exchange rate in effect immediately after the end of the valuation period;

FMV0

= the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of IR common shares applicable to one IR common share over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	= the average of the last reported sale prices of IR common shares over the valuation period.

The adjustment to the exchange rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any trading day in an observation period that occurs during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the applicable trading day during the observation period in determining the applicable exchange rate.

(4)	If Parent makes any cash dividend or distribution to all or substantially all holders of IR common shares, other than a regular, quarterly cash dividend that does not exceed $0.07 per share (the “initial dividend threshold”), the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where,

CR0	= the exchange rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	= the exchange rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	= the last reported sale price of IR common shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	= the amount in cash per share distributed to holders of IR common shares in excess of the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero. The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the exchange rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the exchange rate under this clause (4).

(5)	If Parent or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for IR common shares, to the extent that the cash and value of any other consideration included in the payment per IR common share exceeds the last reported sale price of IR common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the exchange rate will be adjusted based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1 )
OS0 x SP1

where,

CR0

= the exchange rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1

= the exchange rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	= the aggregate value of all cash and any other consideration (as determined by Parent’s board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	= the number of IR common shares outstanding immediately prior to the date such tender or exchange offer expires;

OS1

= the number of IR common shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1

= the average of the last reported sale prices of IR common shares over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the exchange rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any trading day in an observation period that occurs during the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the applicable trading day during the observation period in determining the applicable exchange rate.

Except as stated herein, we will not adjust the exchange rate for the issuance of IR common shares or any securities exchangeable into or exchangeable for IR common shares or the right to purchase IR common shares or such exchangeable or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the exchange rate, no adjustment to the exchange rate will be made (other than as a result of a share combination).

We are permitted to increase the exchange rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our or Parent’s best interest. We may also (but are not required to) increase the exchange rate to avoid or diminish income tax to holders of IR common shares or rights to purchase IR common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends resulting in an adjustment to the exchange rate to holders of IR common shares, be deemed to have received a distribution subject to United States federal income tax as a result of an adjustment or the failure to adjust the exchange rate. For a discussion of the United States federal income tax treatment of an adjustment to the exchange rate, see “Certain Tax Considerations—Certain United States Federal Income Tax Considerations.”

To the extent that Parent has a rights plan in effect upon exchange of the notes into IR common shares, you will receive, in addition to any IR common shares received in connection with such exchange, the rights under the rights plan, unless prior to any exchange, the rights have separated from IR common shares, in which case, and only in such case, the exchange rate will be adjusted at the time of separation as if Parent distributed to all holders of IR common shares, shares of Parent’s capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the applicable exchange rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the exchange rate unless the adjustment would require a change of at least 1% in the exchange rate. However, we will carry forward any adjustments that are less than 1% of the exchange rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the exchange date for any notes and (ii) on each trading day of any observation period.

Recapitalizations, reclassifications and changes of IR common shares

In the case of:

•	any recapitalization, reclassification or change of IR common shares (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving Parent,

•	any sale, lease or other transfer to a third party of the consolidated assets of Parent and its subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which IR common shares would be exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to exchange a note will be changed into a right to exchange it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of IR common shares equal to the exchange rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon exchange of the notes as set forth under “—Exchange Right—Payment upon exchange” above will continue to be payable in cash, (y) the number of IR common shares (if we do not elect to pay cash in lieu of all such shares) otherwise deliverable upon exchange of the notes as set forth under “—Exchange right—Payment upon exchange” above will be instead be deliverable in the amount and type of reference property that a holder of that number of IR common shares would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one IR common share would have received in such transaction. If the transaction causes IR common shares to be exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be exchangeable will be deemed to be the weighted average of the types and amounts of consideration received by the holders of IR common shares that affirmatively make such an election. We will agree in the indenture to enter into a supplemental indenture at the time of any such transaction consistent with the foregoing. If an adjustment is made pursuant to the provisions described in this paragraph, no adjustment to the exchange rate will be made pursuant to “Exchange rate adjustments” above.

In connection with any transaction described above, we will also adjust the initial dividend threshold (as defined under “—Conversion rights—Conversion rate adjustments” above) based on the number of IR common shares comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is comprised solely of non-stock consideration, the initial dividend threshold will be adjusted to zero.

Certain other adjustments

Whenever any provision of the indenture requires us to calculate last reported prices or the daily VWAP over a span of multiple days, we will make appropriate adjustments to such prices, the exchange rate, or the amount due upon exchange to account for any adjustment to the exchange rate that becomes effective, or any event requiring an adjustment to the exchange rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon exchange upon a make-whole fundamental change

If a “fundamental change” described in clauses (1), (2) or (5) below (and determined after giving effect to any exceptions or exclusions to such definition or limitation on repurchase, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to exchange its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the exchange rate for the notes so surrendered for exchange by a number of additional IR common shares (the “additional shares”), as described below. An exchange of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of exchange of the notes is received by the exchange agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Notwithstanding the exchange right set forth under “—Exchange Rights—Payment upon exchange,” if the consideration for IR common shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any exchange of notes following the effective date of such make-whole fundamental change, the exchange obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable exchange rate (including any adjustment as described in this section) multiplied by such stock price. In such event, the exchange obligation will be determined and paid to holders in cash on the third business day following the exchange date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the exchange rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per IR common share in the make-whole fundamental change. If the holders of IR common shares receive only cash in a make-whole fundamental change described in clause (1) or (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of IR common shares over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the exchange rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. The number of additional shares will be adjusted in the same manner as the exchange rate as set forth under “—Exchange rate adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2009
April 15, 2010
April 15, 2011
April 15, 2012

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

•

If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the exchange rate.

Notwithstanding the foregoing, in no event will the exchange rate exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the exchange rate as set forth under “—Exchange rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be so purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any subsidiaries of ours or any employee benefit plan of us or such subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power in the aggregate of all classes of capital stock of Parent outstanding entitled to vote generally in elections of its directors; or

(2)	consummation of (A) any recapitalization, reclassification or change of IR Limited’s common shares (other than changes resulting from a subdivision or combination) as a result of which IR common shares would be exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of Parent pursuant to which IR common shares will be exchanged for cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Parent and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of all classes of Parent’s common equity immediately prior to such transaction that is a share exchange, consolidation, merger or transfer own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3)	both (x) “continuing directors” (as defined below) cease to constitute at least a majority of Parent’s board of directors and (y) a “below investment grade rating event” occur (as defined below);

(4)	Parent’s shareholders approve any plan or proposal for its liquidation or dissolution;

(5)	IR common shares (or other common shares, ordinary shares or American depositary receipts (“ADR’s”) or American Depositary Shares (“ADS’s”) underlying the notes) cease to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their successors); or

(6)	in connection with a proposed Redomiciliation (as set forth under “Consolidation, Merger and Sale of Assets” below) to any jurisdiction (other than to Bermuda, Ireland or the United States, or any state thereof or the District of Columbia, Redomiciliations to which are not subject to the provisions set forth under “Consolidation, Merger and Sale of Assets”), the date we give our Redomiciliation Notice electing a fundamental change to occur rather than for the obligation to pay any Additional Amounts to apply.

Notwithstanding the foregoing, a holder will not have the right to require the repurchase of any notes upon a fundamental change as a result of clause (1) or (2) above (including the Reorganization), if 90% of the consideration received or to be received by holders of IR common shares, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of common stock, ordinary shares, ADR’s or ADS’s traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become exchangeable into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Exchange Rights—Payment upon exchange”).

“Continuing director” means, as of any date of determination, any member of the board of directors of Parent who: (1) was a member of Parent’s board of directors on the date of the issuance of the notes, in the case of IR Limited, or in the case of IR Ireland, on the effective date of the Reorganization or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“Below investment grade rating event” means the notes cease to be rated investment grade by at least two of the three rating agencies on any date during the period (the “trigger period”) commencing 60 days prior to the public announcement by Parent of any change in the composition of Parent’s board of directors (or such pending change) and ending 60 days following the consummation of such change (which trigger period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any rating agency on such 60th day, such extension to last with respect to each rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided, that no such extension will occur if on such 60th day the notes are rated investment grade not subject to review for possible downgrade by any rating agency).

“Investment grade” means (1) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (2) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and (3) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Rating agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by IR Global as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be, with respect to making a rating of the notes.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the exchange agent, if applicable;

•	if applicable, the applicable exchange rate and any adjustments to the applicable exchange rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be exchanged only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on the Parent’s website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance, or other disposition of “all or substantially all” of IR Limited’s and IR Limited’s subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require IR Global to purchase its notes as a result of the sale, lease, transfer, conveyance or other disposition of less than all of IR Limited’s and IR Limited’s subsidiaries’ assets taken as a whole to another “person” may be uncertain.

Consolidation, Merger and Sale of Assets

In addition to the restrictions on each of us and each Guarantor described under “Certain Covenants of the Senior Debt Securities—Restrictions Upon Merger and Sales of Assets” in the accompanying base prospectus, the indenture provides that Parent shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another person, if, as set forth under “Recapitalizations, reclassifications and changes of IR common shares,” the notes would become exchangeable into reference property (as defined in that section) constituting securities of an issuer that is not a guarantor of the notes, unless such issuer fully and unconditionally guarantees the notes by supplemental indenture on the same terms as Parent and becomes a Guarantor for all purposes under the indenture.

In addition, neither we nor any Guarantor shall effect a Redomiciliation to any jurisdiction (other than to Bermuda, Ireland or the United States, or any state thereof or the District of Columbia, Redomiciliations to which are not subject to the provisions set forth in this Section) without at least 60 days’ prior written notice (the “Redomiciliation Notice”) of such proposed Redomiciliation to the trustee and holders. Such notice (which may incorporate by reference other publicly available information relating to such proposed Redomiciliation) shall specify our election as to whether (i) the obligation to pay any Additional Amounts (subject to the same conditions and limitations as described above under “Additional Amounts”) will apply to any and all payments (whether or not of principal or interest) on the Notes made by us, or any such Guarantor, following such Redomiciliation, as described under “Additional Amounts” above or (ii) such Redomiciliation Notice shall constitute a fundamental change (which will also constitute a “make-whole fundamental change”). We will make such election in our sole discretion, and any such election shall be irrevocable. If we do not make such election when required, we will be deemed to have made the election described in the preceding clause (i).

“Redomiciliation” of any person, and with respect to any jurisdiction, means any transaction or event or series of transactions or events (whether by voluntary election, merger, consolidation, binding share exchange, reclassification, sale or transfer of property or assets, or otherwise) which would result in such person’s being or becoming a tax resident of such jurisdiction under the laws of such jurisdiction or any taxing authority thereof or therein.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest, including any additional interest and any additional amounts, on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note, including any additional amounts, when due and payable at its stated maturity, upon any required repurchase, upon declaration or otherwise;

(3)	failure by us to comply with our obligation to exchange the notes in accordance with the indenture upon exercise of a holder’s exchange right;

(4)	failure by us to give a fundamental change notice as described under “Fundamental Change Permits Holders to Require Us to Purchase Notes” when due;

(5)	default in performance of any other covenant in the indenture (other than a covenant included solely for the benefit of notes of another series) which continues for 90 days after receipt of written notice;

(6)	default by us, Parent or any subsidiary of us or Parent with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us, such Guarantor and/or any subsidiary of us or such Guarantor, whether such indebtedness now exists or shall hereafter be created resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable.

(7)	certain events of bankruptcy, insolvency, or reorganization of us or Parent;

(8)	any guarantee by Parent on the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; or

(9)	consummation of the proposed Reorganization without execution of a supplemental indenture effective as of such time adding as a guarantor of the notes under the indenture IR Ireland or any other person described as an intended guarantor of the notes under “About Us—Reorganization” in this prospectus supplement to the extent such person becomes a guarantor in respect of IR Global’s senior notes offered in connection with the Senior Notes Offering.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. In case an event of default (other than a default resulting from bankruptcy, insolvency or reorganization) shall occur and be continuing with respect to the notes, the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding notes may declare the principal amount on all the notes be due and payable. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the notes will automatically become due and payable. Any event of default with respect to the notes (except defaults in payment of principal of or interest, if any, on the notes or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each outstanding note) may be waived by the holders of at least a majority in aggregate principal amount of the notes then outstanding.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under such indenture at the request, order or direction of any of the holders of the notes, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indenture, the holders of a majority in principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes. IR Global and Parent are required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have knowledge of any default in the performance by IR Global and Parent of the covenants described above. In addition, promptly (and in any event within 5 business days) upon IR Global and Parent becoming aware of the occurrence of any default or event of default, such party is required to deliver to the trustee officer’s certificate setting forth the details of such default or event of default and the actions that IR Global and Parent, as the case may be, proposes to take with respect to such default or event of default.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our or Parent’s failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our or Parent’s failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during the 180-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (though the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	change the maturity of any note, or reduce the rate or extend the time of payment of interest, including any additional interest or additional amounts, thereon, or reduce the principal amount thereof or any redemption price (including any additional amounts) thereon, or change the place or medium or currency of payment of such note, or impair the right of any holder to institute suit for payment thereof, or release any Guarantor(s) from any of its (or their) obligations under the guarantee otherwise than in accordance with the terms of the indenture;

(2)	make any change that adversely affects the exchange rights of any notes;

(3)	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(4)	reduce the percentage of notes, the consent of the holders of which is required for any such modification or for certain waivers or other modifications under such indenture; or

(5)	modify certain provisions of the indenture related to entry into a supplemental indenture with consent of holders, waiver of past defaults and waiver of certain covenants, except under certain circumstances specified in the indenture.

Without the consent of any holder, we and each Guarantor and the trustee may amend the indenture:

(1)	to evidence the succession of another corporation to us or a Guarantor and the assumption by any such successor of our covenants in the indenture and the notes or a Guarantor’s covenants in the indenture and the guarantee or to provide for the notes to be exchanged for reference property;

(2)	to add to our or a Guarantor’s covenants for the benefit of the holders of notes or to surrender any right or power conferred upon us or a Guarantor in the indenture;

(3)	to add any additional events of defaults;

(4)	conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement;

(5)	to change or eliminate any provision of the indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to such modification which is entitled to the benefit of such provision;

(6)	to secure the notes;

(7)	to add guarantees with respect to the notes;

(8)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(9)	to evidence and provide for the acceptance of appointment of a trustee other than Wells Fargo Bank, N.A. as trustee for the notes and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(10)	to provide for any rights of the holder of notes to require the repurchase of notes from us;

(11)	to cure any ambiguity, to correct or supplement any provision of the indenture which may be inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of notes; or

(12)	to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

Article 4 of the base indenture will not apply to the notes. Instead, we may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon exchange or otherwise, cash and (in the case of exchange) IR common shares, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Applicability of certain covenants

The covenants entitled “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” in the base indenture will not apply to the notes.

Calculations in respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of IR common shares, accrued interest payable on the notes, the settlement amount and the exchange rate of the notes.

We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the exchange agent, and each of the trustee and exchange agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we and Parent are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us or Parent with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

Wells Fargo Bank, N.A. is the trustee, security registrar, paying agent and exchange agent. Wells Fargo in each of its capacities, including without limitation as trustee, security registrar, paying agent and exchange agent, assumes no responsibility for the accuracy or completeness of the information concerning us, each Guarantor or any affiliates of us or each Guarantor or any other party contained in this document or the related documents or for any failure by us, each Guarantor or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by us or any Guarantor under or in connection with the notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or through the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by any holder of a note in respect of any sum expressed to be due to it from us or any Guarantor will only constitute a discharge to us to the extent of the U.S. dollar amount that the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any note, we will indemnify such holder against any loss sustained by it as a result; and if the amount of U.S. dollars so purchased is greater than the sum originally due to such holder, such holder will, by accepting a note, be deemed to have agreed to repay such excess. In any event, we will indemnify the recipient against the cost of making any such purchase. For the purposes of the preceding paragraph, it will be sufficient for the holder of a note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by any holder of a note and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

Book-Entry, Settlement and Clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. None of us, Parent or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. None of us, Parent or the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

If DTC continues as depositary for IR common shares, each holder of notes in physical, certificated form must rely on the procedures of DTC with respect to payment and delivery of any IR common shares received by such holder upon exercise of its exchange rights (and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest).

MARKET PRICE AND DIVIDEND INFORMATION

The IR common shares are traded on the NYSE under the symbol “IR.” As of March 26, 2009, the approximate number of record holders of IR common shares was 7,100. The high and low sales price per IR common share and the dividend paid per IR common share for the following periods were as follows:

2009	High	Low	Dividend
First quarter (through March 26, 2009)	$20.20	$11.46	$0.18

2008
First quarter	$46.57	$34.46	$0.18
Second quarter	46.84	36.54	0.18
Third quarter	41.14	29.18	0.18
Fourth quarter	30.60	11.75	0.18

2007
First quarter	$45.62	$38.25	$0.18
Second quarter	56.63	43.39	0.18
Third quarter	56.66	44.52	0.18
Fourth quarter	55.94	42.94	0.18

On March 27, 2009, the closing price of the IR common shares was $14.95 per share.

The Bank of New York Mellon (BNY Mellon Shareowner Services, P.O. Box 358015, New York, NY 15252-8015, (800) 507-9357) is the transfer agent, registrar and dividend reinvestment agent.

We intend to file an application with the NYSE to list the IR Ireland ordinary shares that holders of IR common shares will receive in the proposed Reorganization. We expect that, immediately following the closing of the scheme of arrangement, the IR Ireland ordinary shares will be listed on the NYSE under the symbol “IR,” the same symbol under which the IR common shares are currently listed. We do not plan to be listed on the Irish Stock Exchange at the present time. However, we do intend to list certain of our debt securities on the Irish Stock Exchange.

On March 30, 2009, we announced a reduction in our quarterly dividend to $0.07 per share, beginning with the dividend payable for the third quarter of 2009.

Future dividends, if any, on the IR common shares and/or IR Ireland ordinary shares will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the board of directors may deem relevant, as well as our ability to pay dividends in compliance with the Bermuda Companies Act or Irish law, as applicable.

The Bermuda Companies Act regulates the payment of dividends and the making of distributions from contributed surplus. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (i) we are, or would be after the payment, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would thereby be less than the aggregate of our liabilities and issued share capital and share premium accounts.

For more information, see “Description of Authorized Share Capital.”

DESCRIPTION OF AUTHORIZED SHARE CAPITAL

The authorized share capital of IR Limited is $1,175,010,000, consisting of (1) 1,175,000,000 common shares, par value $1.00 per share, which common shares consist of (a) 600,000,000 Class A common shares and (b) 575,000,000 Class B common shares, and (2) 10,000,000 preference shares, par value $0.001 per share. At February 28, 2009, 319,107,789 Class A common shares were issued and outstanding and an additional 52,020,439 Class A common shares were held in treasury. In addition, 197,091,605 Class B common shares were in issue, all of which are held by wholly owned subsidiaries of IR Limited. No preference shares are currently issued or outstanding.

In the event the proposed Reorganization is approved, the issued and outstanding IR common shares will be cancelled and will be exchanged, on a one-for-one basis, for new ordinary shares of IR Ireland (or, in the case of fractional shares of record, if any, cash) for the purpose of changing the place of incorporation of the Company from Bermuda to Ireland. See “About Us—Reorganization.”

For additional information regarding the IR common shares, see “Description of Authorized Share Capital” in the accompanying prospectus. For additional information regarding the share capital of IR Ireland, see “Description of Ingersoll-Rand plc Share Capital” in the Reorganization Proxy Statement.

CERTAIN TAX CONSIDERATIONS

The information presented under the caption “Certain United States Federal Income Tax Considerations” below is a discussion of certain United States federal income tax consequences to United States holders (as defined below) of investing in the notes and the ownership of IR common shares into which the notes may be exchanged. The information presented under the caption “Irish Tax Considerations” is a discussion of certain Irish tax consequences to certain United States tax resident investors who become the beneficial owners of IR common shares in IR Limited and IR Ireland. The information presented under the caption “Bermuda Tax Considerations” is a discussion of certain Bermuda tax consequences of investing in the notes.

You should consult your tax advisor regarding the applicable tax consequences to you of the holding, disposition and exchange of the notes, and the holding and disposition of the IR common shares into which the notes may be exchanged under the laws of the United States (federal, state and local), Ireland, Bermuda and any other applicable foreign jurisdiction.

Certain United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax consequences relating to the purchase, ownership and disposition of the notes and the ownership and disposition of the IR common shares into which the notes may be exchanged. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing United States federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and Ingersoll Rand has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of purchasing, owning or disposing of the notes or IR common shares. The discussion generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of the initial purchasers, placement agents or wholesalers), and that hold the notes and IR common shares as “capital assets” (generally, for investment) for United States federal income tax purposes.

This summary only addresses United States federal income tax consequences to holders that are “United States holders.” For purposes of this summary, you are a “United States holder” if you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a person liable for alternative minimum tax;

•	a person holding notes or common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person owning, actually or constructively, 10% or more of the voting shares of IR Limited or IR Ireland

•	a person whose “functional currency” is not the United States dollar;

•	a United States expatriate;

•	a regulated investment company; or

•	a real estate investment trust.

If a partnership holds the notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or common stock, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of notes and common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Taxation of Interest. It is expected that the notes will not be issued with original issue discount for United States federal income tax purposes. Assuming that is the case, you generally will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of tax accounting. In addition to interest on the notes (which includes any Taxes withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of such Taxes withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Such interest income (including any Additional Amounts) will generally be treated as foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale, Exchange, Redemption or Other Disposition of Notes. You generally will recognize capital gain or loss if you dispose of a note in a sale, exchange, redemption or other disposition (including an exchange of notes for cash and shares of common stock, as discussed below). The gain or loss will equal the difference between the proceeds received by you (other than amounts attributable to accrued but unpaid interest) and your adjusted tax basis in the note. The proceeds received will include the amount of any cash and the fair market value of any other property received for the note. Your tax basis in the note will generally equal the amount paid for the note. The portion of any proceeds that is attributable to accrued but unpaid interest will not be taken into account in computing the capital gain or loss. Instead, that portion will be treated as ordinary interest income to the extent that you have not previously included the accrued interest in income. The gain or loss recognized on the disposition of the note will generally be treated as United States source gain or loss for foreign tax credit limitation purposes. Such gain or loss will be long-term capital gain or loss if you held the note for more than one year, or short-term capital gain or loss if you held the note for one year or less, at the time of the disposition. Long-term capital gains of noncorporate United States holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Based on current law, the Company does not believe that the occurrence of the proposed Reorganization (at which point the notes will be exchangeable into ordinary shares of IR Ireland) should cause you to be treated as having sold, exchanged or otherwise disposed of the notes in a taxable disposition for United States federal income tax purposes.

Exchange of Notes for Cash or Cash and IR Common Shares. The receipt of cash and IR common shares, if any, upon exchange of the notes will generally be treated as a sale or exchange of the notes (see “— Sale, Exchange, Redemption or Other Disposition of Notes”). Accordingly, you will generally recognize gain or loss on such exchange. The amount of gain or loss will be equal to the difference between the proceeds received (including the fair market value of the IR common shares received) and your adjusted tax basis in the note.

Constructive Distributions. The terms of the notes allow for changes in the exchange rate of the notes under certain circumstances. See “Description of notes — Exchange rate adjustments.” Under Section 305(c) of the Code and the applicable Treasury regulations, an increase in the exchange rate as a result of a taxable distribution to IR Limited’s or IR Ireland’s common shareholders generally may result in a deemed distribution to the noteholders. Other adjustments in the exchange rate (or failures to make such adjustments) that have the effect of increasing noteholders’ proportionate interest in IR Limited’s or IR Ireland’s assets or earnings and profits may have the same result. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the investment of the holders of the notes, however, will generally not be treated as a taxable distribution to the noteholders. Any deemed distribution to noteholders will be taxable as a dividend to the extent of IR Limited’s or IR Ireland’s (as applicable) current or accumulated earnings and profits, as determined under United States federal income tax principles. In such a case, noteholders will recognize dividend income as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. Non-corporate United States holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the reduced rates of taxation described below.

Distributions on IR Limited Shares. The gross amount of distributions you receive on your IR Limited shares received upon an exchange of a note (including any amounts withheld to reflect any withholding tax imposed on such distributions) will generally be treated as dividend income to you if the distributions are made from IR Limited’s current and accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from IR Limited.

With respect to non-corporate United States holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that IR Limited shares, which are listed on the NYSE are readily tradable on an established securities market in the United States. Moreover, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), will not be eligible for the reduced rate of taxation regardless of IR Limited’s status as a qualified foreign corporation. In addition, the reduced rate will not apply to a dividend if the recipient is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution exceeds IR Limited’s current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the IR Limited shares, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of your adjusted basis will be taxed as capital gain recognized on a sale or exchange.

If, for United States federal income tax purposes, IR Limited were classified as a “United States-owned foreign corporation,” distributions made to you with respect to your IR Limited shares that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign-source “passive category income” and (2) United States source income, in proportion to IR Limited’s earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, IR Limited will be treated as a United States-owned foreign corporation so long as shares representing 50% or more of the voting power or value of its shares are owned, directly or indirectly, by United States persons and it is IR Limited’s belief that as of the date of this prospectus, United States persons own 50% or more of the voting power and value of IR Limited’s Class A common shares. Thus, it is anticipated that only a portion of the dividends received by a United States holder will be treated as foreign source income for purposes of calculating such holder’s foreign tax credit limitation.

Distributions on IR Ireland Shares. The gross amount of distributions you receive on your IR Ireland shares received upon an exchange of a note (including any amounts withheld to reflect any withholding tax imposed on such distributions) will generally be treated as dividend income to you if the distributions are made from IR Ireland’s current and accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from IR Ireland.

In addition to the criteria discussed above under “—Distributions on IR Limited Shares,” a qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the current income tax treaty between the United States and Ireland meets these requirements, and IR Ireland believes it is eligible for the benefits of that treaty. Additionally, IR Ireland shares are expected to be listed on the NYSE immediately following the proposed Reorganization. The same limitations relating to minimum holding periods, “investment income” elections and related payments, as described above under “—Distributions on IR Limited Shares” apply to distribution on IR Ireland shares.

Subject to certain conditions and limitations, Irish withholding taxes on dividends may be treated as foreign taxes eligible for credit against a United States holder’s United States federal income tax liability. As discussed above under “—Distributions on IR Limited Shares,” however, distributions on IR Ireland shares that are treated as dividends may be treated in part as United States source income depending on whether IR Ireland were a “United States-owned foreign corporation,” at the time of such distribution.

To the extent that the amount of any distribution exceeds IR Ireland’s current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the IR Ireland shares, thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of IR Ireland’s current and accumulated earnings and profits would generally not give rise to foreign source income and a United States holder would generally not be able to use the foreign tax credit arising from any Irish withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

Sale, Exchange or Other Disposition of IR Common Shares. You generally will recognize capital gain or loss on a sale, exchange or other disposition of IR common shares. Such gain or loss will equal the difference between the proceeds received and your adjusted tax basis in the stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the stock. Your adjusted tax basis in the IR common shares received upon an exchange of notes will initially be equal to the fair market value of such IR common shares on the date of such exchange. The gain or loss recognized on a sale, exchange or other disposition of IR common shares will be long-term capital gain or loss if you held such IR common shares for more than one year, or short-term capital gain or loss if the holder held the IR common shares for one year or less, at the time of the transaction. Your holding period for IR common shares received on an exchange of notes will generally begin on the date of such exchange. Long-term capital gains of non-corporate United States holders are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules. IR Limited does not believe that it is, or that IR Ireland will be, for United States federal tax purposes, a passive foreign investment company (a “PFIC”), and IR Limited expects to continue its operations in such a manner that neither it nor IR Ireland will become a PFIC. If, however, IR Limited or IR Ireland is or becomes a PFIC, you could be subject to additional federal income taxes on gain recognized with respect to the common stock and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by you under the PFIC rules.

You should consult your own tax advisors concerning the United States federal income tax consequences of holding IR common shares if IR Limited or IR Ireland (as applicable) is considered a PFIC in any taxable year, including the advisability and availability of making certain elections that may alleviate the tax consequences referred to above.

Information Reporting and Backup Withholding. In general, unless you are an exempt recipient such as a corporation, information reporting will apply to certain payments of principal and interest on the notes, dividends paid in respect of common stock and the proceeds received on the sale, exchange, or redemption of IR common shares or notes paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding with respect to such payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you timely furnish the required information to the IRS.

Treatment of Certain Irish Taxes. Any stamp duty or Irish capital acquisitions tax imposed on a United States holder as described below under the heading “—Irish Tax Considerations” will not be creditable against United States federal income taxes, although a United States holder may be entitled to deduct such taxes, subject to applicable limitations under the Code. United States holders should consult their tax advisors regarding the tax treatment of these Irish taxes.

Irish Tax Considerations

The following is a general summary of the main Irish tax considerations applicable to certain U.S. tax resident investors who become the beneficial owners of shares in IR Limited or in IR Ireland (each referred to below as “Ingersoll-Rand” unless otherwise specified) and assumes that any such shares will be issued and held through DTC. It is based on existing Irish law and practices in effect on the date of this Prospectus and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information only applies to ordinary shares held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their ordinary shares by virtue of an office or employment.

Please note that this summary is not exhaustive. In particular, the following does not deal with the Irish tax considerations applicable to investors that are resident or ordinarily resident in Ireland or elsewhere outside the United States. Shareholders who are resident or ordinarily resident in Ireland or are resident elsewhere outside the United States should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions of the purchase, ownership and disposition of the shares.

Withholding Tax on Dividends

Distributions made by Ingersoll-Rand are generally subject to dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20%) unless the shareholder is entitled to an exemption. Where DWT applies, the relevant entity is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue. For DWT purposes, a dividend includes any distribution made by Ingersoll-Rand to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

Dividends paid on Ingersoll-Rand shares that are owned by U.S. residents and held through DTC will be exempt from dividend withholding tax provided that the address of the beneficial owner of the shares in the records of the relevant broker is in the U.S. Ingersoll-Rand strongly recommends that such shareholders ensure that their information has been properly recorded by their brokers.

Income Tax on Dividends

A shareholder who is resident for tax purposes in the U.S. and who is not entitled to an exemption from DWT and receives a dividend without DWT, generally has no additional Irish income tax liability, unless he or she holds their Ingersoll-Rand shares through a branch or agency in Ireland through which a trade is carried on. This is because the DWT deducted by Ingersoll-Rand discharges such liability to Irish income tax provided that the shareholder furnishes to the Irish Revenue the statement of DWT imposed to the Irish Revenue.

A shareholder who is exempt from Irish dividend withholding tax but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Irish Revenue, unless he or she holds their Ingersoll-Rand shares through a branch or agency in Ireland through which a trade is carried on.

Capital Gains Tax

Shareholders who are resident for tax purposes in the U.S. should not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Ingersoll-Rand shares unless such shares are used, held or acquired for the purposes of a trade carried on in Ireland through a branch or agency.

Capital Acquisitions Tax

Irish Capital Acquisitions Tax (“CAT”) will apply only to a gift or inheritance of IR Ireland shares.

CAT comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of IR Ireland shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Ingersoll-Rand plc shares are regarded as property situated in Ireland as the share register of IR Ireland must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 22 percent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. The Irish/US Estate Tax Treaty generally provides for a credit to be given in the United States for CAT arising on an inheritance of Irish property.

Stamp Duty

Irish stamp duty will apply to transfers of IR Ireland shares only.

A transfer of IR Ireland shares from a seller who holds shares through DTC to a buyer who holds the acquired shares through DTC will not be subject to Irish stamp duty.

A transfer of IR Ireland shares by a seller who holds shares through DTC to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher).

Stamp duty is a liability of the buyer or transferee.

Bermuda Tax Considerations

Under current law, no income or withholding taxes are imposed in Bermuda upon the issue, transfer or sale, or payments made in respect of the notes or IR common shares, to persons non-resident in Bermuda. IR Global has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to IR Global or any of its operations, nor to its common shares or obligations until March 28, 2016. This undertaking does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda or any tax payable in accordance with the Land Tax of 1967 or otherwise payable in relation to land in Bermuda leased to IR Global.

UNDERWRITING

IR Global intends to offer the notes through the underwriters named below. Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between IR Global, IR Limited and the underwriters, IR Global has agreed to sell to the underwriters and the underwriters, severally, have agreed to purchase from IR Global, the principal amount of the notes listed opposite their names below.

Underwriter	Principal amount of % notes due
Credit Suisse Securities (USA) LLC	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.

Total	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to an additional $45,000,000 aggregate principal amount of the notes from us to cover sales of the notes by the underwriters which exceed the amount of the notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any amount of the notes is purchased with this over-allotment option, the underwriters will purchase the notes in approximately the same proportion as show in the table above. If any additional amount of the notes is purchased, the underwriters will offer the additional amount of the notes on the same terms as those on which the notes are being offered.

Each of IR Global and IR Limited has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any IR common shares or any securities convertible into or exercisable or exchangeable for IR common shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of IR common shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of IR common shares or such other securities, in cash or otherwise, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., other than (A) the notes offered hereby, (B) any IR common shares issued under existing company stock or option plans, (C) any IR common shares issued upon the exercise or conversion of a security outstanding on the date hereof and referred to in this prospectus supplement or the accompanying prospectus and (D) any transactions relating to the proposed Reorganization. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, IR Limited issues an earnings release or material news or a material event relating to IR Limited occurs; or (2) prior to the expiration of the 90-day restricted period,

IR Limited announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., on behalf of the underwriters, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any IR common shares or any securities convertible into or exercisable or exchangeable for IR common shares (including without limitation, IR common shares which may be deemed to be beneficially owned by such officer or director in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of IR common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of IR common shares or such other securities, in cash or otherwise. In addition, each of our directors and executive officers have agreed that, without the prior written consent of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., on behalf of the underwriters, such person will not, during the period ending 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to, the registration of any IR common shares or any security convertible into or exercisable or exchangeable for IR common shares. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, IR Limited issues an earnings release or material news or a material event relating to IR Limited occurs; or (2) prior to the expiration of the 90-day restricted period, IR Limited announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the foregoing, our directors and executive officers (i) may transfer any or all of such director’s or executive officer’s IR common shares (either during his or her lifetime or upon death) by bona fide gift, will or intestacy, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the immediately preceding paragraph, (ii) may transfer any or all of the such director’s or executive officer’s IR common shares to any trust for the direct or indirect benefit of such director or executive officer or the immediate family thereof, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the immediately preceding paragraph, and (iii) may transfer IR common shares acquired in open market transactions after the date of this prospectus supplement; provided further that, in the case of clauses (i), (ii) and (iii) above, no filing by any party under the Exchange Act, or other public announcement shall be required or made voluntarily in connection with such transfer or distribution. For purposes of the lock-up agreements, “immediate family” means relationships by blood, marriage or adoption, not more remote than first cousin. In furtherance of the foregoing, IR Global and IR Limited and any duly appointed transfer agent for the registration or transfer of the securities described herein, are authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of the lock-up agreements.

Notwithstanding any of the foregoing, the restrictions set forth in the two immediately preceding paragraphs do not apply (1) to the establishment of a trading plan that complies with Rule 10b5-1 under the Exchange Act; provided, however, that the restrictions set forth above shall apply in full force to any sales pursuant to such trading plan during the lock-up period, as such may be extended, or (2) to the exercise of stock options granted pursuant to the IR Limited’s stock option or incentive plans disclosed in the 2008 Form 10-K; provided, however, that the restrictions set forth in the two immediately preceding paragraphs shall apply in full force to any IR common shares issued upon such exercise during the lock-up period, as such may be extended.

Commissions and Discounts

The underwriters have advised IR Global that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at those prices less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that IR Global is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by IR Global

Per note due	%

The expenses of the offering, not including the underwriting discount, are estimated to be $         and are payable by IR Global and IR Limited jointly and severally.

New Issue of Notes

The notes are a new issue of securities for which there is no established public market. We do not intend to apply for a listing of the notes on any national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell a principal amount of notes greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchase of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we (including IR Global) nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we (including IR Global) nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Foreign Jurisdictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes or receipts representing such notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes or receipts representing such notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes or receipts representing such notes to the public” in relation to any notes or receipts in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes or receipts to be offered so as to enable an investor to decide to purchase or subscribe for the notes or receipts representing such notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

(c) it will not underwrite the issue of, or place the Notes, otherwise than in conformity than with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct issued in connection therewith, and the provisions of the Irish Investor Compensation Act 1998;

(d) it will not underwrite the issue of, or place, the Notes, otherwise than in conformity with the provisions of the Irish Central Bank Acts 1942 - 1999 (as amended) and any codes of conduct rules made under Section 117(1) thereof; and

(e) it will not underwrite the issue of, place or otherwise act in Ireland in respect of the Notes, otherwise than in conformity with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by The Irish Financial Regulatory Services Authority pursuant thereto.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

In the ordinary course of business, certain of the underwriters and their respective affiliates have provided, and may in the future provide, financial advisory, investment banking and other financial and banking services, and the extension of credit, to us or our subsidiaries. Each of Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners LP and certain other affiliates of Goldman, Sachs & Co., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., are lenders under IR Limited’s and IR Global’s senior unsecured bridge loan facility. Each of Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. (and certain of its affiliates) and J.P. Morgan Chase Bank, N.A. are lenders under certain of IR Limited’s credit facilities. Each of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. were advisors to IR Limited in connection with its acquisition of Trane, Inc. These underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services. In addition, all of the underwriters are acting as underwriters for the concurrent Senior Notes Offering and will receive customary fees in connection therewith. In addition, J.P. Morgan Securities Inc. is an arranger in respect of the Receivables Financing Facility Expansion and will receive customary fees in connection therewith.

In addition, the remaining amount outstanding under the senior unsecured bridge loan facility will be repaid in connection with this offering; accordingly, because certain underwriters or their affiliates will receive more than 10% of the net proceeds from this offering, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”) rules. Because the notes offered hereby are rated investment grade by both Moody’s rating service and Standard & Poor’s rating service, the FINRA rules do not require that we use a qualified independent underwriter for this offering. See “Use of Proceeds.”

EXPERTS

The financial statements and financial statements schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 of Ingersoll-Rand Company Limited have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, with respect to U.S. legal matters, and by Appleby, special Bermuda counsel, with respect to Bermuda legal matters. Certain U.S. legal matters in connection with the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon by Patricia Nachtigal, Esq., our Senior Vice President and General Counsel. Certain legal matters relating to the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York, and Davis Polk & Wardwell, New York, New York.

PROSPECTUS

Ingersoll-Rand Company Limited

Debt Securities

Guarantees of Debt Securities

Class A Common Shares

Preference Shares

Depositary Shares

Share Purchase Contracts

Share Purchase Units

Warrants

Ingersoll-Rand Global Holding Company Limited

Debt Securities

Guarantees of Debt Securities

We may offer, issue and sell the types of securities set forth above from time to time, together or separately. This prospectus describes some of the general terms that may apply to these securities. We will provide a prospectus supplement each time we offer and issue any of these securities. The specific terms of any securities to be offered will be described in the related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before making an investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the trading symbol “IR”.

Investing in our securities involves risk. Please read “Risk Factors” on page 7 of this prospectus and the risk factors included in our periodic reports that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

August 12, 2008

You should rely only on the information contained in this prospectus, any prospectus supplement and those documents incorporated by reference herein or therein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or related guarantee offered by this prospectus and any prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus, any prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

As used in this prospectus and any prospectus supplement, “Ingersoll Rand”, “we”, “our” and “us” means Ingersoll-Rand Company Limited together with its consolidated subsidiaries (“IR Limited”), unless otherwise specified or the context otherwise requires. Ingersoll-Rand Global Holding Company Limited (“IR Global”) is a wholly-owned subsidiary of IR Limited.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”), using a “shelf” registration process. Pursuant to this registration statement, IR Limited and IR Global may offer, issue and sell securities as set forth on the cover page of this prospectus.

We may offer, issue and sell the securities from time to time, together or separately. This prospectus describes some of the general terms that may apply to these securities. We will provide a prospectus supplement each time we offer and issue any of these securities. The specific terms of any securities to be offered will be described in the related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.ingersollrand.com. Information on our website does not constitute part of this prospectus, and any references to this website or any other website are inactive textual references only. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “IR”. Our SEC filings are also available at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read the information with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus, the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008; and

•

Current Reports on Form 8-K filed with the SEC on January 11, 2008, February 20, 2008, May 29, 2008, June 5, 2008, June 10, 2008, June 12, 2008, June 16, 2008, June 30, 2008 and August 11, 2008 (other than Item 7.01) and on Form 8-K/A on August 11, 2008.

All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been issued as described in this prospectus, are deemed incorporated into and part of this prospectus once filed. We are not, however, incorporating, in each case, any documents (or portions thereof) or information that we are deemed to furnish and not file in accordance with SEC rules. Any statement in this prospectus, in any prospectus supplement, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

You may request by phone or in writing a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated) into this prospectus and we will provide to you these materials free of charge. Please make your request to Barbara A. Santoro, Secretary, c/o Ingersoll-Rand Company, P.O. Box 0445, Montvale, New Jersey 07645, telephone (201) 573-0123.

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. See “Where You Can Find More Information” in this prospectus.

Ingersoll-Rand Company Limited

Ingersoll-Rand Company Limited (IR Limited) is a Bermuda company and leading innovation and solutions provider with strong brands and leading positions within its markets. We operate in four business segments: Climate Control Technologies, Air Conditioning Systems and Services, Industrial Technologies and Security Technologies. We generate revenue and cash primarily through the design, manufacture, sale and service of a diverse portfolio of industrial and commercial products that include well-recognized, premium brand names such as Club Car®, Hussmann®, Ingersoll-Rand®, Schlage®, Thermo King® and Trane®.

The Climate Control Technologies segment provides solutions for customers to transport, preserve, store and display temperature-sensitive products by engaging in the design, manufacture, sale and service of transport temperature control units, refrigerated display merchandisers, beverage coolers, auxiliary power units and walk-in storage coolers and freezers. The Air Conditioning Systems and Services segment offers commercial, residential, institutional and industrial customers energy-efficient heating, ventilation and air conditioning systems, dehumidifying and air cleaning products, service and parts support, advanced building controls and financing solutions. This segment represents the operations acquired through the acquisition of Trane. The Industrial Technologies segment is focused on providing solutions to enhance customers’ industrial and energy efficiency, mainly by engaging in the design, manufacture, sale and service of compressed air systems, tools, fluid and material handling and energy generation systems. The Security Technologies segment is engaged in the design, manufacture, sale and service of mechanical and electronic security products, biometric access control systems, and security and scheduling software.

The principal executive office of IR Limited is located at Clarendon House, 2 Church Street, Hamilton, HM11 Bermuda, telephone (441) 295-2838.

Ingersoll-Rand Global Holding Company Limited

Ingersoll-Rand Global Holding Company Limited (IR Global), a Bermuda company organized in accordance with the Companies Act 1981 of Bermuda in March 2002, is a holding company and a wholly-owned subsidiary of IR Limited. IR Global is parent to several subsidiaries, including Trane Inc. (“Trane”).

The principal executive office of IR Global is located at Clarendon House, 2 Church Street, Hamilton, HM11 Bermuda, telephone (441) 295-2838.

Trane Inc.

Trane Inc., a Delaware corporation (“Trane”), is a leading global manufacturer of commercial and residential HVAC equipment, systems and controls. Trane also provides aftermarket services to the HVAC industry which include: replacement parts and retrofit products, maintenance services for its and other manufacturer’s commercial products and contracting services for the installation, upgrade, and replacement of commercial HVAC systems featuring its products. Trane’s HVAC systems include commercial systems, such as chillers, air handlers, and terminal devices; commercial unitary systems; and split-system and packaged residential systems, including condensing units, furnaces, air handlers, heat pumps, coils, and air filtration devices, as well as HVAC controls, such as thermostats, unit controls, system controls, and building automation systems. Trane markets its HVAC systems, services, and solutions under Trane and American Standard brands primarily through company-owned and independent offices, independent agents, and wholesale distributors. It has operations in North America, Europe, the Middle East, Asia, and South America. On June 5, 2008, IR Limited acquired Trane for approximately $9.6 billion. As part of the merger, Indian Merger Sub, Inc., a Delaware corporation, which is a direct subsidiary of Ingersoll- Rand U.S. Trane Holdings Corporation, a Delaware corporation, and which is indirectly owned by IR Global, merged with and into Trane, with Trane continuing as the surviving corporation. After the merger, Ingersoll-Rand U.S. Trane Holdings Corporation became the direct parent and sole shareholder of Trane.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any such securities, you should carefully consider the risk factors incorporated by reference to our 2007 Form 10-K and our subsequent Quarterly Reports on Form 10-Q, the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five fiscal years ended December 31, 2007 and the six months ended June 30, 2008 and 2007.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	8.1	6.5	6.9	6.4	5.9	4.3	2.8

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), equity-linked securities charges, amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, we plan to add the net proceeds we receive from sales of the securities offered by this prospectus to our general funds and to use the funds for general corporate purposes. These could include capital expenditures; the repayment of debt; investment in subsidiaries; additions to working capital; the repurchase, redemption or retirement of securities, including common stock; acquisitions and other business opportunities.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

The following description of senior debt securities sets forth certain general terms and provisions of senior debt securities which may be offered hereunder. This summary does not contain all of the information that you may find useful. Under this prospectus, only senior debt securities issued by either IR Limited or IR Global, or both, will be offered. The particular terms of the senior debt securities offered will be described in the prospectus supplement relating to those senior debt securities. The senior debt securities offered will be issued under a senior debt indenture, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

As used in this section only, “we”, “our” and “us” may refer to either IR Limited or IR Global, as indicated in the applicable prospectus supplement accompanying this prospectus.

The following description only summarizes the terms of the senior indenture and the senior debt securities. For more information you should read the senior indenture. In addition, the following description is qualified in all respects by reference to the actual text of the senior indenture and the forms of the senior debt securities.

General

We may issue senior debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The senior debt securities will be senior unsecured obligations issued in one or more series under a senior debt indenture to be entered into between us and Wells Fargo Bank, N.A., as trustee.

The trustee for each series of senior debt securities will be Wells Fargo Bank, N.A., unless otherwise specified in the applicable prospectus supplement.

The senior indenture does not limit the amount of senior debt securities which we may issue and provides that senior debt securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which we may authorize from time to time.

You should review the prospectus supplement for the following terms of the senior debt securities being offered:

•	the issuer of the senior debt securities;

•	the designation, aggregate principal amount and authorized denominations of the senior debt securities;

•	the purchase price of the senior debt securities;

•	the date or dates on which the senior debt securities will mature;

•	the rate or rates per annum, if any (which may be fixed or variable), at which the senior debt securities will bear interest or the method by which such rate or rates will be determined;

•	the dates on which the interest will be payable and the record dates for payment of interest, if any;

•	the coin or currency in which payment of the principal of (and premium, if any, on) and interest, if any, on the senior debt securities will be payable;

•	the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of us to repurchase the senior debt securities;

•

whether the senior debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global notes and, if so, the identity of the depositary, if any, for such note or notes;

•	the terms, if any, upon which such senior debt securities may be convertible into or exchangeable for other securities;

•	whether the senior debt securities will be guaranteed by the guarantor as described under “—Guarantee” below;

•	any special tax implications of the senior debt securities;

•	any addition to or change or deletion of any event of default or any covenant specified in the senior indenture; and

•	any other additional provisions or specific terms which may be applicable to that series of senior debt securities.

Unless otherwise indicated in the prospectus supplement, the senior debt securities will be issued only in fully registered form without coupons in denominations of $2,000 or multiples of $1,000.

The senior debt securities may be issued as discounted senior debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any of these discounted senior debt securities will be described in the applicable prospectus supplement.

Ranking of Senior Debt Securities

The senior debt securities will be unsecured unsubordinated obligations and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the issuer of the senior debt securities. Because the senior debt securities will not be secured, they will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The senior debt securities will be effectively subordinated to all the liabilities of each subsidiary of IR Limited that is not a guarantor or, in the case where IR Global is the issuer, IR Global.

We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including cash payments on the senior debt securities. In addition, because we are a holding company, holders of our senior debt securities will have a junior position to the claims of creditors of our non-guarantor subsidiaries on their assets and earnings. The prospectus supplement relating to a series of senior debt securities will state whether those senior debt securities will be guaranteed by a guarantor. For a description of that guarantee, see “—Guarantee.”

Guarantee

Under this prospectus, only senior debt securities by either IR Limited or IR Global, or both, will be offered. In the case of IR Limited as the issuer under the applicable senior indenture, the senior debt securities may or may not be guaranteed by IR Global. In the case of IR Global as the issuer under the applicable senior indenture, the senior debt securities will be guaranteed by IR Limited in every case.

If the applicable prospectus supplement relating to a series of senior debt securities provides that those senior debt securities will have the benefit of a guarantee by IR Limited or IR Global (each, in such capacity, a “guarantor”), payment of the principal of (and premium, if any, on) and interest on those senior debt securities and all other amounts due under the senior indenture will be unconditionally guaranteed on an unsecured, unsubordinated basis by such guarantor. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

The guarantee of the senior debt securities will be effectively subordinated to all the liabilities of the subsidiaries of the guarantor that are not themselves guarantors (except in the case where the subsidiary is the issuer).

The obligations of any guarantor under the guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Conversion and Exchange

The terms, if any, on which senior debt securities of any series are convertible into or exchangeable for common shares, preference shares or other senior debt securities will be set forth in the related prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Registration of Transfer and Exchange

Subject to the terms of the senior indenture and the limitations applicable to global securities, senior debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for that purpose. No service charge will be made for any registration of transfer or exchange of the senior debt securities, but we may require a payment by the holder to cover any tax or other governmental charge. We will not be required to register the transfer of or exchange senior debt securities of any series:

•	during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of securities of that series selected for redemption; or

•	selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on the senior debt securities will be paid at the place or places that we will designate for such purposes. However, at our option, we may make interest payments by check mailed to persons in whose names our senior debt securities are registered. Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security which is payable and is punctually paid or duly provided for on any interest payment date will be made to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment. We will pay the principal of (and premium, if any, on) registered senior debt securities only against surrender of those senior debt securities.

Global Notes

The senior debt securities of a series may be issued in whole or in part in the form of one or more global notes that will be deposited with or on behalf of a depositary located in the United States identified in the prospectus supplement relating to the applicable series.

The specific terms of the depositary arrangement with respect to any senior debt securities of a series will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, senior debt securities which are to be represented by a global note to be deposited with or on behalf of a depositary will be represented by a global note registered in the name of such depositary or its nominee. Upon the issuance of a global note in registered form, the depositary for the global note will credit, on its book-entry registration and transfer system, the principal amounts of the senior debt securities represented by the global note to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of the senior debt securities or by us, if the senior debt securities are offered and sold directly by us. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global notes. Ownership of beneficial interests in global notes by persons that hold the beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by the participant.

So long as the depositary for a global note in registered form, or its nominee, is the registered owner of the global note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by the global note for all purposes under the senior indenture governing the senior debt securities. Except as described below, owners of beneficial interests in the global notes will not be entitled to have senior debt securities of the series represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of senior debt securities of the series in definitive form and will not be considered the owners or holders thereof under the senior indenture.

Payment of principal of (and premium, if any, on) and interest, if any, on senior debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global note representing the senior debt securities. We will not, nor will the guarantor, the trustee, any paying agent or the security registrar for the senior debt securities have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note for the senior debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for senior debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global note, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by customary practices. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

A global note may not be transferred except as a whole by the depositary for the global note to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor. If a depositary for senior debt securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within ninety days, we will issue senior debt securities in definitive registered form in exchange for the global note or notes representing the senior debt securities. In addition, we may at any time and in our sole discretion determine not to have any senior debt securities in registered form represented by one or more global notes and, in that event, we will issue senior debt securities in definitive form in exchange for the global note or notes representing the senior debt securities.

Certain Covenants of the Senior Debt Securities

The senior debt securities will include the following covenants:

Limitation on Liens. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, IR Limited will not, and will not permit any restricted subsidiary to, create, assume or guarantee any indebtedness for money borrowed secured by any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind (hereinafter referred to as a “mortgage” or “mortgages”) on any principal property of IR Limited or a restricted subsidiary or on any shares or funded indebtedness of a restricted subsidiary (whether such principal property, shares or funded indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the senior debt securities (together, if IR Limited shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by IR Limited or such restricted subsidiary ranking equally with the senior debt securities) shall be secured equally and ratably with (or prior to) such indebtedness. The senior indenture excludes, however, from the foregoing any indebtedness secured by a mortgage (including any extension, renewal or replacement, or successive extensions, renewals or replacements, of any mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness or expansion of the collateral securing such indebtedness):

(1)	on property, shares or funded indebtedness of any corporation existing at the time such corporation becomes a restricted subsidiary;

(2)	on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to, at the time of or within 180 days after the later of such acquisition, the completion of such construction or the commencement of commercial operation of such property; provided, however, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property previously owned by IR Limited or a restricted subsidiary, other than any previously unimproved real property on which the property is constructed or the improvement is located;

(3)	on property, shares or funded indebtedness of a corporation existing at the time such corporation is merged into or consolidated with IR Limited or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to IR Limited or a restricted subsidiary;

(4)	on property of a restricted subsidiary to secure indebtedness of such restricted subsidiary to IR Limited or another restricted subsidiary;

(5)	on property of IR Limited or property of a restricted subsidiary in favor of the United States or any State thereof or Bermuda, or any department, agency or instrumentality or political subdivision of the United States or any State thereof or Bermuda, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgage; or

(6)	existing at the date of the senior indenture;

provided, however, that any mortgage permitted by any of clauses (1), (2), (3) and (5) above shall not extend to or cover any property of IR Limited or such restricted subsidiary, as the case may be, other than the property specified in such clauses and improvements to that property.

Notwithstanding the above, IR Limited or any restricted subsidiary may create, assume or guarantee secured indebtedness for money borrowed which would otherwise be prohibited in an aggregate amount which, together with all other such indebtedness for money borrowed of IR Limited and its restricted subsidiaries and the attributable debt of IR Limited and its restricted subsidiaries in respect of sale and leaseback transactions (as defined below) existing at such time (other than sale and leaseback transactions entered into prior to the date of the indenture and sale and leaseback transactions the proceeds of which have been applied in accordance with the indenture), does not at the time exceed 10% of the shareholders’ equity in IR Limited and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of IR Limited.

“attributable debt” means, as of any particular time, the then present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (excluding any renewal term unless the renewal is at the option of the lessor) computed by discounting from the actual respective due dates to such date such total net amount of rent at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, at the rate per annum borne by the initial series of the senior debt securities, except that if no interest is payable in respect of the initial series of the senior debt securities or if such rate is not fixed then at the rate of 8 3/8% per annum. The net amount of rent required to be paid for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of, or measured or determined by, any variable factor, including, without limitation, the cost-of-living index and costs of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and after excluding any portion of rentals based on a percentage of sales made by the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated;

“shareholders’ equity in IR Limited and its consolidated subsidiaries” means the share capital, share premium, contributed surplus and retained earnings of IR Limited and its consolidated subsidiaries, excluding the cost of shares of IR Limited held by its affiliates, all as determined in accordance with U.S. generally accepted accounting principles; and

“Mortgage” means, on any specified property, any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property.

Limitation on Sale and Leaseback Transactions. Unless otherwise indicated in the prospectus supplement relating to a series of senior debt securities, IR Limited will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transactions (which are defined in the indenture to exclude leases expiring within three years of making, leases between IR Limited and a restricted subsidiary or between restricted subsidiaries, and any lease of a part of a principal property which has been sold, for use in connection with the winding up or termination of the business conducted on such principal property), unless (a) IR Limited or such restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on such principal property or (b) an amount equal to the fair value of the principal property so leased (as determined by the board of directors of IR Limited) is applied within 180 days (i) to the retirement (other than by payment at maturity or pursuant to mandatory sinking, purchase or analogous fund or prepayment provision) of (x) the senior debt securities or (y) other funded indebtedness of IR Limited or any restricted subsidiary ranking on a parity with the senior debt securities, provided, however, that the amount to be applied to the retirement of any funded indebtedness as provided under this clause (i) shall be reduced by (A) the principal amount of any senior debt securities delivered within 180 days after such sale or transfer to the trustee for the senior debt securities of such series for retirement and cancellation and (B) the principal amount of other funded indebtedness ranking on parity with the senior debt securities voluntarily retired by IR Limited within 180 days after such sale or transfer; or (ii) to purchase, improve or construct principal properties, provided that if only a portion of such proceeds is designated as a credit against such purchase, improvement or construction, IR Limited shall apply an amount equal to the remainder as provided in (i) above.

Restrictions Upon Merger and Sales of Assets. The issuer shall not consolidate, amalgamate or merge with or into any other corporation or corporations (whether or not affiliated with the issuer) and the issuer or its successor or successors shall not be a party or parties to successive consolidations, amalgamations or mergers and the issuer shall not sell, convey or lease all or substantially all of its property to any other corporation (whether or not affiliated with the issuer) authorized to acquire and operate the same, unless (i) upon any such consolidation, amalgamation, merger, sale, conveyance or lease, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the senior debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the senior indenture to be performed by the issuer shall be expressly assumed, by supplemental indenture reasonably satisfactory in form to the trustee for each series of the senior debt securities, executed and delivered to each such trustee by the corporation (if other than the issuer) formed by such consolidation or amalgamation, or into which the issuer shall have been merged, or by the corporation which shall have acquired or leased such property, and (ii) such corporation or company shall be a solvent corporation or company organized under the laws of the United States of America or a State thereof or the District of Columbia or Bermuda or of a member state of the European Union. The issuer will not so consolidate, amalgamate or merge, or make any such sale, lease or other disposition, and the issuer will not permit any other corporation to merge into it, unless immediately after the proposed consolidation, amalgamation, merger, sale, lease or other disposition, and after giving effect thereto, no default in the performance or observance by the issuer or such successor corporation, as the case may be, of any of the terms, covenants, agreements or conditions contained in the senior indenture shall have occurred and be continuing.

If upon any such consolidation, amalgamation, merger, sale, conveyance or lease, or upon any consolidation, amalgamation or merger of any restricted subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any restricted subsidiary to any other corporation, any principal property or any shares or funded indebtedness of any restricted subsidiary would become subject to any mortgage, IR Global and IR Limited together (in the case where the issuer is IR Global) or IR Limited (in the case where the issuer is IR Limited) will secure the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the senior debt securities (together with, if IR Limited shall so determine, any other indebtedness of or guarantee by IR Limited or any restricted subsidiary ranking equally with the senior debt securities) by a mortgage, the lien of which will rank prior to the lien of such mortgage of such other corporation on all assets owned by IR Limited, the issuer or such restricted subsidiary.

If the senior debt securities are guaranteed by a guarantor, then such guarantor shall not consolidate, amalgamate or merge with or into any other corporation or corporations (whether or not affiliated with the guarantor) and the guarantor or its successor or successors shall not be a party or parties to successive consolidations, amalgamations or mergers and the guarantor shall not sell, convey or lease all or substantially all of its property to any other corporation (whether or not affiliated with the guarantor) authorized to acquire and operate the same, unless (i) upon any such consolidation, amalgamation, merger, sale, conveyance or lease the performance of the obligations under the guarantee, and the due and punctual performance and observance of all of the covenants and conditions of the senior indenture to be performed by the guarantor shall be expressly assumed, by supplemental indenture reasonably satisfactory in form to the trustee for each series of the senior debt securities, executed and delivered to each such trustee by the corporation (if other than the guarantor) formed by such consolidation or amalgamation, or into which the guarantor shall have been merged, or by the corporation which shall have acquired or leased such property, and (ii) such corporation shall be a solvent corporation or company organized under the laws of the United States of America or a State thereof or the District of Columbia or Bermuda or of a member state of the European Union. Furthermore, if the senior debt securities are guaranteed by a guarantor, such guarantor will not so consolidate, amalgamate or merge, or make any such sale, lease or other disposition, and such guarantor will not permit any other corporation to merge into it, unless immediately after the proposed consolidation, amalgamation, merger, sale, lease or other disposition, and after giving effect thereto, no default in the performance or observance by the guarantor or such successor corporation, as the case may be, of any of the terms, covenants, agreements or conditions contained in the senior indenture or the guarantee shall have occurred and be continuing.

Certain Definitions. The term “funded indebtedness” means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee.

The term “principal property” means any manufacturing plant or other manufacturing facility of IR Limited or any restricted subsidiary, which plant or facility is located within the United States, except any such plant or facility which the board of directors of IR Limited by resolution declares is not of material importance to the total business conducted by IR Limited and its restricted subsidiaries.

The term “restricted subsidiary” means any subsidiary which owns a principal property excluding, however, any corporation the greater part of the operating assets of which are located, or the principal business of which is carried on, outside the United States. For the avoidance of doubt, IR Global is a restricted subsidiary.

The term “subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of the corporation shall at the time be owned by IR Limited or by IR Limited and one or more subsidiaries or by one or more subsidiaries of IR Limited.

Events of Default

As to each series of senior debt securities, an event of default is defined in the senior indenture as being:

•

default in payment of any interest on any senior debt security of such series when it becomes due and payable which continues for 30 days (subject to the deferral of any interest payment in the case of an extension period);

•	default in payment of any principal of (or premium, if any, on) any senior debt security of such series when due at its stated maturity date;

•	default in payment of any sinking fund installment, when and as due by the terms of a note of such series, and continuance of such default for a period of 30 days;

•

default in performance of any other covenant in such indenture (other than a covenant included solely for the benefit of senior debt securities of another series) which continues for 90 days after receipt of written notice;

•

certain events of bankruptcy, insolvency or reorganization relating to us and, if the senior debt securities of that series are guaranteed by one or more guarantors, certain events of bankruptcy, insolvency or reorganization relating to any such guarantor; or

•	other events of default specified in or pursuant to a board resolution or officer’s certificate or in a supplemental indenture.

The senior indenture provides that the trustee may withhold notice to the holders of senior debt securities of such series of any default (except in payment of principal, premium, if any, or interest, if any, on such series or in payment of any sinking fund installment on such series) if the trustee considers it is in the interest of such holders to do so.

Holders of the senior debt securities of any series may not enforce the indenture or the senior debt securities of such series except as provided in the indenture. In case an event of default (other than a default resulting from bankruptcy, insolvency or reorganization) shall occur and be continuing with respect to the senior debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the senior debt securities then outstanding of that series may declare the principal amount on all the senior debt securities of such series (or, if the senior debt securities of that series were issued as discounted senior debt securities, such portion of the principal as may be specified in the terms of that series) to be due and payable. If an event of default results from bankruptcy, insolvency or reorganization, the principal amount of all the senior debt securities of that series (or, if the senior debt securities of that series were issued as discounted senior debt securities, such portion of the principal as may be specified in the terms of that series) will automatically become due and payable. Any event of default with respect to the senior debt securities of any series (except defaults in payment of principal of (or premium, if any, on) or interest, if any, on the senior debt securities of such series or a default in respect of a covenant or provision that cannot be modified without the consent of the holder of each outstanding security of such series) may be waived by the holders of at least a majority in aggregate principal amount of the senior debt securities of that series then outstanding.

Subject to the provisions of the senior indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under such indenture at the request, order or direction of any of the holders of senior debt securities, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the senior indenture, the holders of a majority in principal amount of the senior debt securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of such series. The issuer and each guarantor are required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have knowledge of any default in the performance by each of the issuer and the guarantor of the covenants described above. In addition, promptly (and in any event within 5 business days) upon the issuer or the guarantor becoming aware of the occurrence of any default or event of default, such party is required to deliver to the trustee an officer’s certificate setting forth the details of such default or event of default and the actions which the issuer or the guarantor proposes to take with respect to such default or event of default.

Discharge

The senior indenture with respect to the senior debt securities of any series may be discharged (with the exception of specified provisions as provided in the senior indenture) when the issuer or any guarantor requests such discharge in writing accompanied by an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent to discharge under the indenture have been satisfied and either:

•	all senior debt securities, with the exceptions provided for in the senior indenture, of that series have been delivered to the trustee for cancellation; or

•

all senior debt securities of that series not theretofore delivered to the trustee for cancellation have (1) become due and payable; (2) will become due and payable at their stated maturity within one year; or (3) are to be called for redemption within one year; and we have deposited or caused to be deposited with the trustee in trust an amount of (a) money, or (b) in the case of clauses (2) and (3), (A) U.S. government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the stated maturity or redemption date, as the case may be, money in an amount or (B) a combination of money or U.S. government obligations as provided in (A) above, in each case sufficient to pay and discharge the entire indebtedness on such senior debt securities not theretofore delivered to the trustee for cancellation, for principal, premium, if any, and interest, if any, to the date of such deposit in the case of senior debt securities which have become due and payable or to the stated maturity or redemption date, as the case may be; or (4) been deemed paid and discharged pursuant to the terms of the senior indenture.

Defeasance

The senior indenture provides that we may discharge the entire indebtedness of all outstanding senior debt securities of a series and the provisions of the indenture as they relate to such senior debt securities will no longer be in effect (with the exception of specified provisions as provided in the senior indenture) if we deposit or cause to deposited with the trustee, in trust, money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, premium, if any, and interest, if any, on the senior debt securities of such series on the dates such payments are due in accordance with the terms of such senior debt securities to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of such senior debt securities. To exercise any such option, we are required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders of the senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or discharge and that no event of default or default shall have occurred and be continuing.

The senior indenture provides that we, at our option, need not comply with certain restrictive covenants of such indenture as to any series of senior debt securities (in the case of senior debt securities as described above under “—Certain Covenants of the Senior debt securities—Limitation on Liens,” “—Limitation on Sale and

Leaseback Transactions” and the second paragraph of “—Restrictions Upon Merger and Sales of Assets”), upon the deposit with the trustee, in trust, of money, or U.S. government obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, premium, if any, and interest, if any, on the senior debt securities of such series on the dates such payments are due in accordance with the terms of such senior debt securities to their stated maturities or to and including a redemption date which has been irrevocably designated by us for redemption of such senior debt securities. To exercise any such option, we are required to meet specified conditions, including delivering to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the senior debt securities to recognize income, gain or loss for federal income tax purposes.

Modification of the Indenture

The senior indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected by such modification (voting as one class), to modify such indenture or the rights of the holders of the senior debt securities, except that no such modification shall, without the consent of the holder of each debt security so affected:

•

change the maturity of any debt security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted debt security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium or currency of payment of such debt security, or impair the right of any holder to institute suit for payment thereof, or, if the senior debt securities are guaranteed by one or more guarantors, release such guarantor(s) from any of its (or their) obligations under the guarantee otherwise than in accordance with the terms of the senior indenture;

•	reduce the percentage of senior debt securities, the consent of the holders of which is required for any such modification or for certain waivers or other modifications under such indenture; or

•

modify certain provisions of the senior indenture related to entry into a supplemental indenture with consent of holders, waiver of past defaults and waiver of certain covenants, except under certain circumstances specified in the senior indenture.

The senior indenture contains provisions permitting us and the trustee, without the consent of any holders, to modify the indenture for any of the following purposes:

•

to evidence the succession of another corporation to us or a guarantor and the assumption by any such successor of our covenants in the senior indenture and the senior debt securities or the guarantor’s covenants in the senior indenture and the guarantee;

•

to add to our or a guarantor’s covenants for the benefit of the holders of all or any series of senior debt securities or to surrender any right or power conferred upon us or a guarantor in the senior indenture;

•	to add any additional events of defaults;

•	to add or change any provisions of the senior indenture to such extent as may be necessary to permit or facilitate the issuance of senior debt securities in bearer form;

•

to change or eliminate any provision of the senior indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to such modification which is entitled to the benefit of such provision;

•	in the case of the senior debt securities, to secure those senior debt securities;

•	to establish the form or terms of any senior debt securities of any series as permitted by the senior indenture;

•	to establish the form or terms of a related guarantee of any senior debt securities as permitted by the senior indenture;

•

to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee with respect to the senior debt securities of one or more series and to add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the senior indenture by more than one trustee;

•

to evidence and provide for the acceptance of appointment of a trustee other than Wells Fargo Bank, N.A. as trustee for a series of senior debt securities and to add or change any of the provisions of the senior indenture as shall be necessary to provide for or facilitate the administration of the trusts under the senior indenture by more than one trustee;

•	to provide for any rights of the holder of senior debt securities of any series to require the repurchase of senior debt securities of such series from us;

•

to cure any ambiguity, to correct or supplement any provision of the indenture which may be inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect;

•	to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments to that Act; or

•	for any other reason specified in the applicable prospectus supplement.

Concerning the Trustee

The Company may from time to time maintain lines of credit and have other customary banking relationships with each trustee and its affiliated banks.

Governing Law

The senior indenture, the senior debt securities and the guarantee will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF WARRANTS

The following description of warrants sets forth certain general terms and provisions of warrants. This summary does not contain all of the information that you may find useful. The particular terms of the warrants offered will be described in the prospectus supplement relating to those warrants. As used in this section only, “we”, “our” and “us” refers to IR Limited.

General

We may issue warrants to purchase our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we select.

You should review the applicable prospectus supplement for the specific terms of any warrants that may be offered, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•

our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF AUTHORIZED SHARE CAPITAL

The following description of our authorized share capital summarizes certain provisions of our memorandum of association, our amended and restated bye-laws, the rights agreement between us and The Bank of New York, as rights agent, and the Companies Act 1981 of Bermuda (the “Companies Act”). This description is not complete and is subject to and is qualified in its entirety by reference to each document and provision. A copy of our memorandum of association is filed as an exhibit to our Amendment No. 1 to the registration statement on Form S-4, File No. 333–71642, as filed with the Commission on October 30, 2001 and incorporated by reference in this prospectus. See “Where You Can Find More Information.” A copy of our bye-laws is filed as an exhibit to this registration statement. Under Bermuda law, shareholders are referred to as members, although we refer to them as shareholders in this description for ease of reference. As used in this section only, “we”, “our” and “us” refers to IR Limited.

General

Our authorized share capital is US$1,175,010,000, consisting of (1) 1,175,000,000 common shares, par value US$1.00 per share, which common shares consist of 600,000,000 Class A common shares and 575,000,000 Class B common shares, and (2) 10,000,000 preference shares, par value US$0.001 per share, which preference shares consist of 600,000 Series A preference shares and such other series of preference shares as may be designated from time to time with the respective rights and restrictions determined by our board of directors. At July 28, 2008, 370,531,827 Class A common shares were issued and outstanding (including 52,019,765 shares held by one of our subsidiaries) and 270,500,008 Class B common shares were issued and held by our subsidiaries. No preference shares are currently issued or outstanding. Pursuant to this prospectus, we may issue Class A common shares or preference shares.

Common Shares

Dividends. Subject to any rights and restrictions of any other class or series of preference shares, the board of directors, in its discretion, may from time to time declare dividends and other distributions on the issued Class A common shares and Class B common shares and authorize payment of such dividends and other distributions. Such dividends or other distributions may be in cash, shares of other companies or other property out of assets or funds legally available therefor.

If at any time a dividend or other distribution in cash, shares or other property is declared or paid on Class A common shares, a like dividend or other distribution in kind and amount shall also be declared and paid on Class B common shares.

Liquidation, Dissolution and Winding Up. Upon the liquidation, dissolution or winding up of our company, whether voluntary or involuntary, after full amounts that holders of any other issued shares ranking senior to the common shares as to distribution on liquidation, dissolution or winding up are entitled to receive have been paid or set aside for the payment thereof, the holders of our Class A common shares and our Class B common shares are entitled to receive, pro rata, any and all of our remaining assets available for distribution to the holders of common shares. The liquidator may deduct from the amount payable in respect of those common shares any liabilities the holder has to or with us. The assets received by the holders of our common shares in liquidation, dissolution or winding up may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

Voting. Each holder of our Class A common shares will be entitled to one vote per Class A common share held, subject to any required preference share class votes, and directors will be elected in accordance with the procedures described below. The Class A common shares will vote together as one class with the holders of our Class B common shares and our preference shares on any matter for which holders of our Class B common shares are entitled to vote under the Companies Act and on any matter which the holders of preference shares are entitled to vote under the Companies Act or the applicable series of preference shares. Except as otherwise specifically provided in our bye-laws or in the Companies Act, any action to be taken by the shareholders at any general meeting at which a quorum is in attendance shall be decided by the affirmative vote of a majority of the votes cast at the general meeting. Two or more persons present in person and representing in person or by proxy a majority of the shares entitled to vote shall constitute a quorum at a general meeting of shareholders.

Generally, the holders of our Class B common shares will not be entitled to vote. However, under the Companies Act, each of our shares carries the right to vote in respect of an amalgamation or merger, whether or not it otherwise carries the right to vote. IR Limited and Ingersoll-Rand Company, a New Jersey corporation and a wholly-owned subsidiary of IR Limited, have entered into a voting agreement which provides that in those limited instances where our Class B common shares have the right to vote, Ingersoll-Rand Company or any of our other subsidiaries holding our Class B common shares shall vote (or abstain from voting) the shares in the same proportion as the holders of our Class A common shares.

Subject to the interested shareholder provisions described below in “Voting Requirements—Greater Voting Requirements,” shareholders holding a majority of the shares voting at a general meeting (including our Class B common shares voting as a class with our Class A common shares), and each class or series of shares present and voting at a general meeting, and entitled to vote as a class or series, is required to approve an amalgamation or merger.

Redemption, Repurchase and Conversion. Class A common shares will not be convertible into shares of any other class or series or be subject to redemption either by us or the holders of Class A common shares, provided, however, that subject to compliance with Bermuda law, we may repurchase shares for cancellation with the consent of the holder of such shares.

Class B common shares will be convertible by the holder thereof into Class A common shares on a one-for-one basis in the following circumstances:

•

to satisfy our obligations or any of our subsidiaries or affiliated companies to issue Class A common shares with regard to the issuance of shares under any of our share or deferred compensation plans or the share or deferred compensation plans of any of our subsidiaries or affiliated companies; or

•	as consideration for any acquisition of shares or assets of a third party. See “— Restrictions on Transfer.”

In addition, and subject to the Companies Act, holders of Class B common shares will have the right at any time following the issuance thereof upon notice to us to require us to purchase for cancellation any or all of the Class B common shares for cash at the per share fair market value of the Class A common shares as of the date of such notice. The purchased Class B common shares will then be cancelled by us. The fair market value per share of the Class A common shares, as of any date, means the average of the high and low sales prices of a share of the Class A common shares as reported on the New York Stock Exchange composite tape on the applicable date. If no sales of Class A common shares were made on the New York Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the most recent preceding day on which sales of the Class A common shares were made will be the fair market value. Payment will be made within 180 calendar days of the date of the notice and will include interest at the prime rate of JPMorgan Chase Bank or its successor from the date of the notice until the date of payment.

Restrictions on Transfer. Class A common shares are not subject to restrictions on transfer, other than as required to comply with applicable Bermuda law and U.S. and other securities laws.

Class B common shares may only be held by Ingersoll-Rand Company and other of our wholly-owned subsidiaries, and as such, may not be transferred out of the IR Limited consolidated group prior to being converted to Class A common shares as described above under “—Redemption, Repurchase and Conversion.”

Our bye-laws provide that in the event Class B common shares are transferred to any person or entity other than our wholly-owned, direct or indirect, subsidiary, the shares so transferred will convert automatically into Class A common shares on a one-for-one basis subject to adjustment for share divisions or other recapitalization events. Any transfer of Class A common shares following conversion from Class B common shares will only be made in accordance with the applicable securities laws and rules of the New York Stock Exchange, including those rules relating to required shareholder approvals.

Subject to the Companies Act, any shareholder may transfer any or all of the holder’s shares by an instrument of transfer in a usual common form or in another form which the board of directors or our agent may approve. The board of directors may also decline to register any transfer unless:

•

it is accompanied by a duly executed instrument of transfer and by the certificate in respect of the shares to which it relates, if a certificate has been issued by us in respect of the shares to be transferred, and by such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; and

•	all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained.

Preemptive Rights. Holders of our common shares shall have no preemptive or preferential rights to subscribe to or purchase any of our securities.

Compulsory Acquisition of Shares Held by Minority Holders. An acquiring party is generally able to compulsorily acquire the common shares of minority shareholders in one of the following ways:

•

By a procedure under Section 99 of the Companies Act known as a “scheme of arrangement.” A scheme of arrangement is a compromise or agreement made between us and our creditors or shareholders, which is made by obtaining (1) the consent for the arrangement of the holders of the Class A common shares and Class B common shares by a majority in number representing 75% in value of the shares voting at such meeting at which a quorum is present in person or by proxy and (2) the consent of the Bermuda Court. A scheme of arrangement is binding on all of our members or creditors.

•

By a procedure under Section 102 of the Companies Act for the compulsory acquisition of the shares of shareholders who dissent from a scheme or contract which involves the transfer of shares in us to another company. Where such a scheme or contract is approved by the holders of 90% in value of the shares to be transferred, the transferee company can, within 2 months of such approval, serve notice requiring those shareholders who dissent to transfer their shares to the transferee company. If no application is made by a dissenting shareholder to the Bermuda court within one month of receiving such notice, the dissenting shareholder is obliged to transfer his shares to the transferee on the terms of the scheme or contract. There are additional requirements which the transferee company has to satisfy in the event that it already holds more than 10% in value of the shares in us when proposing the scheme or contract.

•

By a procedure under Section 103 of the Companies Act, under which the holders of not less than 95% of the shares or a class of shares in us may give notice to the remaining shareholders or shareholders of the relevant class that they wish compulsorily to acquire their shares, on the terms set out in the notice. The shareholders receiving the notice can either accept it, or apply to the Bermuda court within one month of receiving such notice for the court to appraise the value of their shares. The shareholder who gave the notice to acquire has the option either to proceed to acquire the shares at the price fixed by the court, or to discontinue the purchase.

If the procedures under Section 99 of the Companies Act are followed correctly, the rights of the holders of the Class A common shares and Class B common shares could be compulsorily varied or modified. If the procedures under Sections 102 or 103 are followed correctly, holders of the Class A common shares and Class B common shares could be compelled to sell their shares under the terms of the scheme or contract proposed or at the fair value of such shares as determined by the Bermuda court.

Liability for Further Calls or Assessments; No Sinking Fund. Our outstanding Class A common shares are duly and validly issued, fully paid and non-assessable. Our common shares have no sinking fund provisions.

Transfer Agent. The registrar and transfer agent for the Class A common shares is The Bank of New York.

Listing. Our Class A common shares are listed on the New York Stock Exchange under the trading symbol “IR”.

Preference Shares

Our bye-laws provide for preference shares which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by our board of directors. We have no present plan to issue any preference shares other than in accordance with our rights plan. However, our board of directors, without shareholder approval, may issue preference shares that could adversely affect the voting power of holders of the common shares. Issuance of preference shares could be utilized, under certain circumstances, in an attempt to prevent a takeover of us.

The following description sets forth certain general terms and provisions of the preference shares to which a prospectus supplement may relate. Certain terms of a series of the preference shares offered by a prospectus supplement will be described in such prospectus supplement. If so indicated in the prospectus supplement and if permitted by our memorandum of association and bye-laws, the terms of any such series may differ from the terms set forth below. The following description of the preference shares summarizes certain provisions of our bye-laws, and is subject to and qualified in its entirety by reference to our bye-laws, and the board of directors resolution designating the rights, which will be filed with the SEC promptly after any offering of such series of preference shares. The following description, together with any description of the terms of a series of preference shares set forth in the related prospectus supplement, summarizes all of the material terms of such series of preference shares.

General. The board of directors may from time to time authorize the issuance of preference shares in one or more series of preference shares, and in the resolution or resolutions providing for the issuance of such shares, the board of directors is expressly authorized to fix for each such series:

•

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the board or directors in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the board of directors;

•

the rate of dividends payable on shares of such series, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

•

the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

•	the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of us, whether voluntary or involuntary;

•

the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

•

the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more of our additional directors in case of dividend arrearages or other specified events, or upon other matters;

•

whether or not the holders of shares of such series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series, now or hereafter authorized;

•

whether or not the issuance of additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series; and

•	such other rights, preferences and limitations as may be permitted to be fixed by our board of directors under the laws of Bermuda as in effect at the time of the creation of such series.

Subject to these bye-laws and except to the extent otherwise provided for in a series of preference shares in its designation, the preference shares, irrespective of series, shall be of equal rank and be identical in all respects. The board of directors is authorized to change the designations, rights, preferences and limitations of any series of preference shares theretofore established, no shares of which have been issued.

Dividends. The holders of preference shares shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the board of directors, payable in respect of each series on the date or dates which shall be fixed by the board of directors with respect to each particular series.

If at any time there are two or more series of preference shares outstanding, any dividend paid upon preference shares in an amount less than all dividends accrued and unpaid on all outstanding preference shares shall be paid ratably among all series of preference shares in proportion to the full amount of dividends accrued and unpaid on each such series.

So long as any preference share is outstanding, no dividend shall be paid or declared, nor any distribution made, on the common shares or any of our other shares ranking junior to the preference shares in the payment of dividends (other than a dividend payable in shares of junior rank), nor shall any shares of common shares or any other shares of junior rank be acquired for consideration by us or by any subsidiary except in exchange for shares of junior rank unless:

•	full dividends on the preference shares for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof; and

•	all of our obligations, if any, with respect to the redemption or purchase of shares of preference shares in accordance with the requirements of any sinking fund have been met.

Subject to the foregoing provisions, such dividends (payable in cash, shares or otherwise) as may be determined from time to time by the board of directors may be declared and paid on the common shares or any other shares of junior rank out of our remaining funds legally available for the payment of dividends; and the preference shares shall not be entitled to participate in any such dividends, whether payable in cash, shares or otherwise.

Redemption. If so provided by the board of directors, we may, at the option of the board of directors, or in accordance with the requirements of any sinking fund for the preference shares or any series thereof, redeem the whole or any part of the preference shares at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the board of directors pursuant to the memorandum of association and bye-laws, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the board of directors for any such redemption; provided, however, that no optional redemption of less than all of the preference shares shall take place unless:

•	full dividends on the preference shares for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof; and

•	all of our obligations, if any, with respect to the redemption or purchase of preference shares in accordance with the requirements of any sinking fund have been met.

If at any time there are two or more series of preference shares outstanding, any amount expended in purchasing or redeeming shares of preference shares pursuant to the provisions of sinking funds therefore which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of preference shares in proportion to the full amount of expenditures of such funds then required in respect of each such series.

Voting Requirements

Majority Voting Requirements. Subject to the provisions described below under “—Greater Voting Requirements” and except as otherwise expressly provided in our memorandum of association, bye-laws, the Companies Act, or as may otherwise be required by law, action to be taken by the shareholders at any general meeting at which a quorum is in attendance shall be decided by the affirmative vote of a majority of the votes cast at the general meeting (including Class B common shares voting as a class with Class A common shares in those circumstances where the Class B common shares are entitled to vote). As a result, in the case of each of:

•	a plan of amalgamation, merger or consolidation;

•	a dissolution of us;

•	an amendment to the memorandum of association or our bye-laws (amendments to our bye-laws also require a resolution of our board of directors); and

•	a sale, lease, exchange or other disposition of all, or substantially all, of our assets,

any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of our shares entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall be subject to such greater requirements as are provided in the Companies Act for specific amendments or as may be provided in the memorandum of association or bye-laws. IR Limited and Ingersoll-Rand Company have entered into a voting agreement which provides that in those limited circumstances where our Class B common shares have the right to vote, Ingersoll-Rand Company or any other of our subsidiaries holding our Class B common shares shall vote (or abstain from voting) the shares in same proportion as the holders of our Class A common shares. See “—Class A Common Shares—Voting.”

Greater Voting Requirements. As provided in our bye-laws, the affirmative vote of the holders of 80% of the shares then in issue of all classes of shares entitled to vote considered for purposes of this provision as one class, is required for us to engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder), provided that the above vote requirement does not apply to:

•	any business combination with an interested shareholder that has been approved by the board of directors; or

•

any agreement for the amalgamation, merger or consolidation of any of our subsidiaries with us or with another of our subsidiaries if (1) the relevant bye-law provisions will not be changed or otherwise affected by or by virtue of the amalgamation, merger or consolidation and (2) the holders of greater than 50% of the voting power of us or the subsidiary, as appropriate, immediately prior to the amalgamation, merger or consolidation continue to hold greater than 50% of the voting power of the amalgamated company immediately following the amalgamation, merger or consolidation.

Our bye-laws provide that “business combination” means:

•

any amalgamation, merger or consolidation of us or one of our subsidiaries with an interested shareholder or with any person that is, or would be after such amalgamation, merger or consolidation, an affiliate or associate of an interested shareholder;

•

any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of all or any material part of the assets of us or one of our subsidiaries; and

•

any issuance or transfer of our shares upon conversion of or in exchange for the securities or assets of any interested shareholder, or with any company that is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder.

Subject to the interested shareholder provisions described above, shareholders holding a majority of the shares voting at a general meeting (including Class B common shares voting as a class with Class A common shares), and each class or series of shares present and voting at a general meeting, and entitled to vote as a class or series, is required to approve an amalgamation or merger.

In addition, greater voting requirements also apply to certain interested director transactions. Under the Companies Act, except for certain limited circumstances, the consent of the holders of 90% of the shares then in issue of all classes of shares entitled to vote, is required for us to make a loan to or enter into any guarantee or provide security in respect of any loan made to any person who is a director (or certain related persons or companies) of our company (or of our holding company, if there is one). In addition, a director who has an interest in any material contract or proposed material contract (or in any person that is a party to the contract) with us or any of our subsidiaries and who fails to disclose the interest shall be deemed not to be acting honestly and in good faith.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of our common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares required or permitted to take such action. Under our bye-laws, a special general meeting may be called by the chairman of the board of directors, the president, a majority of the board of directors, or upon the request of shareholders holding at least 10% of our shares as provided in the Companies Act. Our bye-laws provide that any matter to be voted upon at a meeting called by shareholders requires the affirmative vote of at least 66 2/3% of the shares entitled to vote.

Changes to Rights of a Class or Series. Any rights attached to any class or series of our shares, unless otherwise provided by the terms of that class or series, may be varied only with the consent in writing of the holders of 75% of that class or series or by a resolution passed at a separate general meeting of holders of the shares of that class or series. Each holder of shares of the class or series present will have one vote for each share of the class or series held to the extent such class or series has voting rights. Outstanding shares will not be deemed to be varied by the creation or issue of shares that rank in any respect prior to or equivalent with those shares.

Directors

Our bye-laws provide that the board of directors will consist of not less than three nor more than twenty persons, with the exact number in that range to be set from time to time by the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors within the stated range and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

Directors are elected or appointed at the annual general meeting or at any special general meeting called for that purpose. Each director is elected by the affirmative vote of a majority of the votes cast with respect to such director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of votes cast. Directors hold office for a term determined by the shareholders or, in the absence of such determination, until the earliest of (i) the conclusion of the next annual general meeting, (ii) their successors are elected or appointed or (iii) their office is otherwise vacated in accordance with our bye-laws. Any vacancy on the board of directors within the minimum and maximum limitations may be filled by a majority of the remaining directors, provided that a quorum is present. Holders of Class A common shares are entitled to one vote per each such at all meetings at which directors are elected. Holders of Class B common shares are not entitled to vote for the election of directors.

Directors may be removed without cause upon the affirmative vote of the holders of at least 80% of the shares of IR Limited entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of the holders of at least 66 2/3% of the shares of IR Limited entitled to vote for the election of directors. Except as otherwise provided in our bye-laws, our shareholders may remove a director at any special general meeting provided that the notice of any such meeting convened for the purpose of removing a director contains a statement of the intention to do so and is served on such director not less than 14 days prior to the meeting, and that at the meeting the director is entitled to be heard on the motion for his or her removal. A vacancy on the board of directors created by the removal of a director at a special general meeting convened and held in accordance with our bye-laws may be filled by the shareholders at the meeting at which the director is removed and, in the absence of such election or appointment, the board of directors may fill the vacancy.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan.

Issuance of Rights. In connection with the reorganization of IR-Company in 2001, the shareholder rights plan provided for the issuance of one right (a “right”) to purchase one one-thousandth of a Series A preference share for a purchase price of $200 for each Class A common share in issue as of the effective time of the reorganization (the “record date”), subject to adjustment as described below. On August 3, 2005, our board of directors declared a two-for-one stock split effected on September 1, 2005 in the form of a stock distribution to shareholders. As a result of the stock split, each Class A common share subject to the shareholder rights plan became two Class A common shares and each related right became one-half right, such that immediately following the stock split, each Class A common share subject to the shareholder rights plan carried with it one-half right to purchase one one-thousandth of a Series A preference share.

Evidence of Rights. Under the shareholder rights plan, until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of the shares in issue of our Class A common shares or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the shares in issue of our Class A common shares (the earlier of such dates being called the “distribution date”), the rights will be evidenced, with respect to any of our Class A common share certificates in issue as of the record date, by such Class A common share certificates together with a summary of the rights.

The shareholder rights plan provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with Class A common shares. Until the distribution date (or earlier redemption or expiration of the rights), new Class A common share certificates issued after the record date upon transfer or new issuances of Class A common shares will contain a notation incorporating the shareholder rights plan by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for Class A common shares in issue as of the record date, even without such notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with Class A common shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the Class A common shares as of the close of business on the distribution date and such separate certificates alone will evidence the rights.

Duration of Rights. The rights are not exercisable until the distribution date. The rights will expire on December 22, 2008, unless this date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

Adjustments. The purchase price payable, and the number of Series A preference shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a share dividend on, or a subdivision, combination or reclassification of, the Series A preference shares, (2) upon the grant to holders of the Series A preference shares of certain rights or warrants to subscribe for or purchase Series A preference shares at a price, or securities convertible into Series A preference shares, with a conversion price less than the then-current market price of the Series A preference shares or (3) upon the distribution to holders of the Series A preference shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A preference shares) or of subscription rights or warrants (other than those referred to above).

The number of rights in issue is subject to adjustment in the event of a share division of our Class A common shares or a share dividend on our Class A common shares payable in our Class A common shares or subdivisions, consolidations or combinations of our Class A common shares occurring, in any such case, prior to the distribution date.

Series A Preference Shares. Series A preference shares purchasable upon exercise of the rights will not be redeemable. Each Series A preference share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of US$1.00 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per Class A common share. In the event of liquidation, the holders of the Series A preference shares will be entitled to a minimum preferential liquidation payment of US$100 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 1000 times the payment made per Class A common share. Each Series A preference share will have 1000 votes, voting together with Class A common shares. Finally, in the event of any amalgamation, merger, consolidation or other transaction in which our Class A common shares are converted or exchanged, each Series A preference share will be entitled to receive 1000 times the amount received per Class A common share. These rights are protected by customary antidilution provisions.

Because of the nature of the Series A preference shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Series A preference share purchasable upon exercise of each right should approximate the value of one Class A common share.

Exercise of Rights. In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right at the then-current exercise price of the right, that number of Class A common shares having a market value of two times the exercise price of the right.

In the event that, after a person or group has become an acquiring person, we are acquired in an amalgamation, merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of common shares of the person with whom we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right.

Exchange of Rights. At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding Class A common shares in issue or the occurrence of an event described in the prior paragraph, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Class A common share, or one one-thousandth of a Series A preference share (or of a share of a class or series of our preference shares having equivalent rights, preferences and privileges), per right (subject to adjustment).

No Fractional Shares. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preference shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A preference share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preference shares on the last trading day prior to the date of exercise.

Redemption. At any time prior to the time an acquiring person becomes such, our board of directors may redeem the rights in whole, but not in part, at a price of US$.01 per right (the “redemption price”). The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendment of Rights. The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the 15% threshold for an acquiring person described above to not less than the greater of (1) the sum of .001% and the largest percentage of the Class A common shares in issue then known to us to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

No Rights as a Shareholder. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

Certain Anti-Takeover Effects. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any amalgamation, merger or other business combination approved by the board of directors since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Class A common shares.

Bringing Business Before an Annual Meeting

Our bye-laws provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Companies Act. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to our secretary and satisfied all requirements under applicable rules promulgated by the Commission and by the New York Stock Exchange or any other exchange on which our securities are traded. To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the secretary at our principal executive offices not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

DESCRIPTION OF DEPOSITARY SHARES

The following description of preference shares represented by depositary shares sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the form of deposit agreement and form of depositary receipts relating to each series of the preference shares, which will be filed with the SEC promptly after the offering of that series of preference shares. As used in this section only, “we”, “our” and “us” refers to IR Limited.

General

We may elect to have preference shares represented by depositary shares. The preference shares of any series underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preference share depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preference share represented by such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preference shares described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the preference shares (but only in whole preference shares) underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of preference shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preference share depositary will distribute all cash dividends or other cash distributions in respect of the preference shares to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders.

If there is a distribution other than in cash in respect of the preference shares, the preference share depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preference share depositary determines that it is not feasible to make such a distribution. In that case, the preference share depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preference share depositary are required to withhold on account of taxes.

Conversion and Exchange

If any preference share underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange those depositary shares pursuant to those provisions.

Redemption of Depositary Shares

Whenever we redeem a preference share held by the preference share depositary, the preference share depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the preference shares that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of preference shares underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price.

Voting

Upon receipt of notice of any meeting at which the holders of any preference shares underlying the depositary shares are entitled to vote, the preference share depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the preference shares) may then instruct the preference share depositary as to the exercise of the voting rights pertaining to the number of preference shares underlying that holder’s depositary shares. The preference share depositary will try to vote the number of preference shares underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preference share depositary deems necessary to enable the preference share depositary to do so. The preference share depositary will abstain from voting the preference shares to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preference share.

Record Date

Whenever

•	any cash dividend or other cash distribution becomes payable, any distribution other than cash is made, or any rights, preferences or privileges are offered with respect to the preference shares; or

•

the preference share depositary receives notice of any meeting at which holders of preference shares are entitled to vote or of which holders of preference shares are entitled to notice, or of the mandatory conversion of or any election by us to call for the redemption of any preference share, the preference share depositary will in each instance fix a record date (which will be the same as the record date for the preferred shares) for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale; or

•

who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We and the preference share depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preference share depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preference shares has been made to the holders of the depositary shares in connection with the liquidation, dissolution or winding up of us.

Charges of Preference Share Depositary

We will pay all charges of the preference share depositary including charges in connection with the initial deposit of the preference shares, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which the preference share is entitled to vote, withdrawals of the preference share by the holders of depositary receipts or redemption or conversion of the preference share, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preference shares.

Miscellaneous

Neither we nor the preference share depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preference share depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preference share depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preference shares unless satisfactory indemnity is furnished. We and the preference share depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preference share depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preference share depositary and the successor depositary has not accepted its appointment within 60 days after the preference share depositary delivered a resignation notice to us, the preference share depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

The following description of share purchase contracts and share purchase units sets forth certain general terms and provisions of share purchase contracts and share purchase units. This summary does not contain all of the information that you may find useful. The particular terms of the share purchase contracts, the share purchase units and, if applicable, the prepaid securities will be described in the prospectus supplement relating to those securities. For more information, you should review the share purchase contracts, the collateral arrangements and any depositary arrangements relating to such share purchase contracts or share purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued, each of which will be filed with the SEC promptly after the offering of the securities. As used in this section only, “we”, “our” and “us” refers to IR Limited.

We may issue share purchase contracts representing contracts obligating holders to purchase from us and us to sell to the holders a specified number of common shares or preference shares at a future date or dates. The price per share of common share or preference share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts.

The share purchase contracts may be issued separately or as a part of units, often known as share purchase units, consisting of a share purchase contract and either

•	senior debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the common shares or preference shares under the share purchase contracts. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original share purchase contract.

CERTAIN TAX CONSIDERATIONS

Bermuda Tax Considerations

Under current law, no income or withholding taxes are imposed in Bermuda upon the issue, transfer or sale, or payments made in respect of the debt securities, common shares, preference shares, depositary shares or warrants of a Bermuda exempted company to persons non-resident in Bermuda. We have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations, nor to our common shares nor to our obligations until March 28, 2016. This undertaking does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax consequences, as of the date of this document, of the ownership of our debt securities, common shares, preference shares, depositary shares or warrants by beneficial owners that purchase the debt securities, shares or warrants in connection with their initial issuance, and that hold the debt securities, shares or warrants as capital assets. Except where otherwise noted, this summary only addresses United States federal income tax consequences to holders that are “United States holders.” For purposes of this summary, you are a “United States holder” if you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this summary, you are a “non-United States holder” if you are neither a United States holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

•	a financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a person liable for alternative minimum tax;

•	a person holding debt securities, common shares, preference shares, depositary shares or warrants as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person owning, actually or constructively, 10% or more of our voting shares or 10% or more of the voting shares of any of our non-United States subsidiaries;

•	a United States holder whose “functional currency” is not the United States dollar;

•	a United States expatriate;

•	a regulated investment company; or

•	a real estate investment trust.

We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary. The discussion below assumes that all debt securities issued hereunder will be classified as debt for United States federal income tax purposes, and holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

If a partnership holds our debt securities, common shares, preference shares, depositary shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, common shares, preference shares, depositary shares or warrants, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of debt securities, common shares, preference shares, depositary shares or warrants, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

Debt Securities

This summary is not intended to include all of the possible types of debt securities that we may issue under this prospectus, including, for example, short-term debt securities, floating rate debt securities, foreign currency debt securities, extendible, reset or renewable debt securities or securities providing for contingent payments. We will describe any additional United States federal income tax consequences resulting from a specific issuance of debt securities in the applicable prospectus supplement.

Payment of Interest

Except as provided below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. Such interest will generally be treated as foreign source income for foreign tax credit limitation purposes.

Original Issue Discount

If you own debt securities issued with original issue discount, which we refer to as “OID” (such debt securities, “original issue discount debt securities”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

A debt security with an issue price that is less than its “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

If you own a debt security issued with de minimis OID, i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

The amount of OID that you must include in income if you are the initial United States holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than payments of qualified stated interest. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by holders other than corporations and other exempt holders.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the debt security, applies only to that debt security and may not be revoked. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Acquisition Premium; Amortizable Bond Premium

If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security, including an original issue discount debt security, for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID or market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest, which will be treated as a payment of interest for federal income tax purposes), and the adjusted tax basis of the debt security. Except as described above with respect to market discount or with respect to contingent payment debt instruments, short-term debt securities or foreign currency debt securities, which this summary does not generally discuss, that gain or loss will be capital gain or loss. That gain or loss will generally be treated as United States source gain or loss for foreign tax credit limitation purposes. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security paid to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Common Shares, Preference Shares and Depositary Shares

The consequences of the purchase, ownership or disposition of our shares depend on a number of factors including:

•	the term of the shares;

•	any put or call or redemption provisions with respect to the shares;

•	any conversion or exchange features with respect to the shares; and

•	the price at which the shares are sold.

You should carefully examine the applicable prospectus supplement regarding the material federal income tax consequences, if any, of the holding and disposition of shares with such terms.

In general, for United States federal income tax purposes, United States holders of depositary shares will be treated as the owners of the underlying preference shares that are represented by such depositary shares. Deposits or withdrawals of preference shares by United States holders for depositary shares will not be subject to United States federal income tax.

Taxation of Dividends

The gross amount of distributions you receive on your common shares, preference shares or depositary shares, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits, calculated according to United States federal income tax principles. Such income will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

With respect to non-corporate United States investors, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our common shares, which are listed on the NYSE, are readily tradable on an established securities market in the United States. There can be no assurance, however, that our preference shares or depositary shares will be considered readily tradable on an established securities market in the United States. Moreover, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the reduced rate will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the common shares, preference shares or depositary shares, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

If, for United States federal income tax purposes, we are classified as a “United States-owned foreign corporation,” distributions made to you with respect to your common shares, preference shares or depositary shares that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source “passive category income” and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as shares representing 50% or more of the voting power or value of our shares are owned, directly or indirectly, by United States persons and it is our belief that as of the date of this prospectus, United States persons own 50% or more of the voting power and value of our Class A common shares. Thus, it is anticipated that only a portion of the dividends received by a United States holder will be treated as foreign source income for purposes of calculating such holder’s foreign tax credit limitation.

Preference Shares Redemption Premium

Under Section 305(c) of the Internal Revenue Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the preference shares exceeds its issue price by more than a de minimis amount, the difference—which we refer to as “redemption premium”—will be taxable as a constructive distribution to you over time of additional preference shares. These constructive distributions would be treated first as a dividend to the extent of our current and accumulated earnings and profits and otherwise would be subject to the treatment described above for dividends not paid out of current and accumulated earnings and profits. If the preference shares provide for optional rights of redemption by us at prices in excess of the issue price, you could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a “safe harbor” under which a right to redeem will not be treated as more likely than not to occur if (1) you are not related to us within the meaning of the regulations; (2) there are no plans, arrangements, or agreements that effectively require or are intended to compel us to redeem the shares and (3) exercise of the right to redeem would not reduce the yield of the shares, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. You should also consult the applicable prospectus supplement for information regarding any additional consequences under Section 305(c) in light of the particular terms of an issuance of preference shares.

Disposition of the Common Shares, Preference Shares or Depositary Shares

Subject to the redemption rules discussed below, when you sell or otherwise dispose of your common shares, preference shares or depositary shares you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. In general, your adjusted tax basis in the common shares will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. In general, your adjusted tax basis in the preference shares or depositary shares will be your cost of obtaining those shares increased by any redemption premium previously included in income by you and reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source gain or loss. If you are an individual, and the shares being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be eligible for reduced rates or taxation. Your ability to deduct capital losses is subject to limitations. A redemption of our common shares, preference shares or depositary shares by us may be treated, depending upon the circumstances, as a sale or a dividend. You should consult your tax advisor regarding the application of these rules to your particular circumstances.

Passive Foreign Investment Company

We do not believe that we are, for United States federal tax purposes, a passive foreign investment company (a “PFIC”), and expect to continue our operations in such a manner that we will not become a PFIC. If, however, we are or we become a PFIC, you could be subject to additional federal income taxes on gain recognized with respect to the common shares, preference shares or depositary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by you under the PFIC rules.

You should consult your own tax advisors concerning the United States federal income tax consequences of holding our common shares, preference shares, depositary shares or warrants if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making certain elections that may alleviate the tax consequences referred to above.

Information Reporting and Backup Withholding

In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the common shares, preference shares or depositary shares or the proceeds received on the sale, exchange, or redemption of those common shares, preference shares, depositary shares or warrants paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding with respect to such payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Warrants

You will generally not recognize any gain or loss upon the exercise of warrants to purchase our common shares or preference shares except with respect to cash received in lieu of a fractional share of common shares or preference shares. You will have an initial tax basis in the common shares or preference shares received on exercise of the warrants equal to the sum of your tax basis in the warrants and the aggregate cash exercise price paid in respect of such exercise less any basis attributable to the receipt of fractional shares. Your holding period in the common shares or preference shares received on exercise of the warrants will commence on the date the warrants are exercised.

If a warrant expires without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrant. Such loss will be a long-term capital loss if the warrant has been held for more than one year. Upon the sale or exchange of a warrant, you will generally recognize a capital gain or loss equal to the difference, if any, between the amount realized on such sale or exchange and your tax basis in such warrant. Any capital gain or loss you recognize in connection with the lapse, sale or exchange of a warrant will generally be treated as United States source gain or loss for foreign tax credit limitation purposes. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Under Section 305 of the Code, you may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments, or the failure to make certain adjustments, to the number of common shares or preference shares to be issued upon exercise of a warrant.

If a decision is made to issue warrants exercisable into securities other than our common shares or preference shares, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

Share Purchase Contracts and Share Purchase Units

If a decision is made to issue share purchase contracts or share purchase units, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

Consequences to Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a non-United States holder of our debt securities, common shares, preference shares, depositary shares or warrants.

United States Federal Income Tax

Under current United States federal income tax law, interest payments or dividends received by a non-United States holder generally will be exempt from United States federal income tax. However, to receive this exemption you may be required to satisfy certain certification requirements to establish that you are a non-United States holder. You may still be subject to United States federal income tax on interest payments or dividends you receive if you are engaged in a trade or business in the United States and interest, including OID, on the debt securities or dividends on common shares, preference shares or depositary shares, in each case, are effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments.

You will generally not be subject to United States federal income tax on the disposition of debt securities or common shares, preference shares, depositary shares or warrants unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

In general, information reporting and backup withholding will not apply to payments of interest or dividends that we make to you although you may have to comply with certain certification requirements to establish that you are not a United States person.

Payment of the proceeds from the disposition of debt securities, common shares, preference shares, depositary shares or warrants effected at a United States office of a broker generally will not be subject to information reporting or backup withholding if the payor or broker does not have actual knowledge or reason to know that you are a United States person and you comply with certain certification requirements to establish that you are not a United States person.

Payment of the proceeds from the disposition of debt securities, common shares, preference shares, depositary shares or warrants effected at foreign office of a broker generally will not be subject to information reporting or backup withholding provided that such broker is not for United States federal income tax purposes (1) a United States person, (2) a controlled foreign corporation, (3) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (4) a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States. If you receive payments of such amounts outside the United States from a foreign office of a broker described in the preceding sentence, the payment will not be subject to backup withholding tax, but will be subject to information reporting requirements unless (1) you are the beneficial owner and the broker has documentary evidence in its records that the you are not a United States person and certain other conditions are met or (2) you otherwise establish an exemption, and provided that the broker does not have actual knowledge or reason to know that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to invest in our debt securities, common shares, preference shares, depositary shares or warrants. Potential investors are urged to consult their tax advisors concerning the United States federal, state and local, Bermuda, and other non-United States tax consequences of such investment to them. If a decision is made to issue share purchase contracts or share purchase units, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered in this prospectus in any of, or any combination of, the following ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

LEGAL MATTERS

Certain U.S. legal matters in connection with the securities will be passed upon by Patricia Nachtigal, Esq., our Senior Vice President and General Counsel. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

The validity of the securities issued by IR Limited and IR Global under this prospectus and particular matters concerning the laws of Bermuda will be passed upon by Conyers Dill & Pearman, Bermuda.

EXPERTS

The financial statements and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Current Report on Form 8-K dated June 11, 2008 of Ingersoll-Rand Company Limited have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Trane Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in Ingersoll-Rand Company Limited’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Estimates of IR Limited’s total liability for pending and unasserted future asbestos-related claims, incorporated by reference in this prospectus, were based upon reports prepared by Analysis, Research & Planning Corporation, in the case of IR Limited prior to its acquisition of Trane, and Hamilton, Rabinovitz & Associates, Inc., in the case of Trane prior to its acquisition by IR Limited. We have included and incorporated these estimates in reliance on the authority of each firm as an expert in such matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this report, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.

Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, share repurchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including those relating to our recent acquisition of Trane Inc.; any statements concerning expected development, performance or market share relating to our products; any statements regarding future economic conditions or performance; any statements regarding pending investigations, claims or disputes, including those relating to the Internal Revenue Service audit of our consolidated subsidiaries’ tax filings in 2001 and 2002; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on currently available information and our current assumptions, expectations and projections about future events. While we believe that our assumptions, expectations and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on our forward-looking statements. These statements are not guarantees of future performance. They are subject to future events, risks and uncertainties — many of which are beyond our control — as well as potentially inaccurate assumptions, that could cause actual results to differ materially from our expectations and projections. Some of the material risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described in Item 1A. “Risk Factors,” incorporated by reference to our 2007 Form 10-K and our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008. You should read that information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our 2007 Form 10-K and Item 2 of our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008 and our Consolidated Financial Statements and related notes in Item 8 of our 2007 Form 10-K and in our subsequent quarterly filings on Form 10-Q. We note such information for investors as permitted by the Private Securities Litigation Reform Act of 1995. There also may be other factors that have not been anticipated or that are not described in this prospectus or in the documents incorporated by reference herein, generally because we do not perceive them to be material, but that could cause results to differ materially from our expectations.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these forward-looking statements. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the SEC.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

IR Limited and IR Global are Bermuda companies. Therefore, investors may have difficulty effecting service of process within the United States upon IR Limited and IR Global, or recovering against either company on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. Federal securities laws. IR Limited and IR Global have been advised by their Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the U.S. based on civil liability would not be automatically enforceable in Bermuda. IR Limited and IR Global have also been advised by Conyers Dill & Pearman that with respect to a final and conclusive judgment obtained in a court of competent jurisdiction in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty), a Bermuda court would be expected to enforce a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

As a result, it may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against either IR Limited or IR Global in U.S. courts. Each of IR Limited and IR Global has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Ingersoll-Rand Company, a New Jersey corporation and wholly-owned subsidiary of IR Limited, be its U.S. agent appointed for that purpose. Ingersoll-Rand Company is located at 155 Chestnut Ridge Road, Montvale, New Jersey 07645. A judgment obtained against either IR Limited or IR Global in a U.S. court would be enforceable in the United States but could be executed upon only to the extent the company has assets in the United States. A Bermuda court may impose civil liability on IR Limited or IR Global, or their respective directors or officers, in a suit brought in the Supreme Court of Bermuda against IR Limited or IR Global or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Ingersoll-Rand Company Limited

Ingersoll-Rand Global Holding Company Limited